UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

PIER 1 IMPORTS, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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PIER 1 IMPORTS, INC.

100 Pier 1 Place

Fort Worth, Texas 76102

May 16, 2011

Dear Shareholder:

The board of directors and management cordially invite you to attend Pier 1 Imports’ annual meeting of shareholders to be held at 10:00 a.m., local time, on Tuesday, June 28, 2011, at Pier 1 Imports’ corporate headquarters, Mezzanine Level, Conference Center Room C, 100 Pier 1 Place, Fort Worth, Texas 76102. The formal notice of the annual meeting of shareholders and proxy statement are attached. Please read them carefully.

Pier 1 Imports has chosen to furnish its proxy statement and annual report to its shareholders over the Internet, as allowed by the rules of the Securities and Exchange Commission. Rather than mailing paper copies, we believe that this e-proxy process will expedite shareholder receipt of the materials, lower Pier 1 Imports’ expenses associated with this process, and eliminate unnecessary printing and paper usage. As a shareholder of Pier 1 Imports, you are receiving by mail (or electronic mail) a Notice of Internet Availability of Proxy Materials (the “Notice”) which will instruct you on how to access and review the proxy statement and annual report on the Internet. The Notice will also instruct you how to vote your shares over the Internet. Shareholders who would like to receive a paper copy of the Pier 1 Imports proxy statement and annual report, free of charge, should follow the instructions on the Notice. Shareholders who request paper copies will also receive a proxy card or voting instruction form to allow them to vote their shares by mail in addition to over the Internet or by telephone.

It is important that your shares be voted at the meeting in accordance with your preference. If you do not plan to attend, you may vote your shares by following the instructions in the Notice. If you are able to attend the meeting and wish to vote in person, you may withdraw your proxy at that time. See the response to the question “How do I vote?” in the proxy statement for a more detailed description of voting procedures and the response to the question “Do I need an admission ticket to attend the annual meeting?” in the proxy statement for our procedures for admission to the meeting.

Sincerely,

Alexander W. Smith	Michael R. Ferrari
President and Chief Executive Officer	Chairman of the Board

PIER 1 IMPORTS, INC.

100 Pier 1 Place

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 28, 2011

Notice is hereby given that the annual meeting of shareholders of Pier 1 Imports, Inc., a Delaware corporation (“Pier 1 Imports”), will be held on Tuesday, June 28, 2011, at 10:00 a.m., local time, at Pier 1 Imports’ corporate headquarters, Mezzanine Level, Conference Center Room C, 100 Pier 1 Place, Fort Worth, Texas 76102 for the following purposes, as more fully described in the accompanying proxy statement:

(1)	to elect as directors the eight nominees named in the attached proxy statement to hold office until the next annual meeting of shareholders and until their successors are elected and qualified;

(2)	to vote on a proposal to approve the material terms of the performance goals under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan for the purposes of compensation deductibility under Section 162(m) of the Internal Revenue Code;

(3)	to hold a non-binding, advisory vote approving the compensation of Pier 1 Imports’ named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the proxy statement under the caption “Executive Compensation;”

(4)	to hold a non-binding, advisory vote regarding the frequency of future voting on the compensation of Pier 1 Imports’ named executive officers;

(5)	to vote on a proposal to ratify the audit committee’s approval to engage Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm for fiscal 2012; and

(6)	to transact any other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on April 29, 2011 are entitled to receive notice of, to attend, and to vote their shares at, the annual meeting.

Pier 1 Imports is pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet. Pier 1 Imports believes that this process allows us to provide you with the information you need while lowering the costs associated with the annual meeting. You are cordially invited to attend the annual meeting in person. However, to ensure that your vote is counted at the annual meeting, please vote as promptly as possible.

By order of the board of directors,

Michael A. Carter

Senior Vice President and General Counsel,

Secretary

May 16, 2011

Fort Worth, Texas

PIER 1 IMPORTS, INC.

100 Pier 1 Place

Fort Worth, Texas 76102

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 28, 2011

Questions and Answers Regarding the Proxy Statement and Annual Meeting

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), Pier 1 Imports has elected to provide access to its proxy materials over the Internet or, upon your request, has delivered printed versions of these materials to you by mail. These materials are being provided in connection with Pier 1 Imports’ solicitation of proxies for use at the annual meeting of shareholders, to be held on Tuesday, June 28, 2011 at 10:00 a.m. local time or at any adjournment or postponement thereof. Accordingly, Pier 1 Imports sent a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about May 16, 2011 to Pier 1 Imports’ shareholders entitled to notice of and to vote at the meeting.

All shareholders will have the ability to access the proxy materials on the web site referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Pier 1 Imports encourages shareholders to take advantage of the availability of the proxy materials on the Internet.

You are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement. The annual meeting will be held on the Mezzanine Level, in Conference Center Room C, of Pier 1 Imports’ corporate headquarters located at the address shown above.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	view Pier 1 Imports’ proxy materials for the annual meeting on the Internet; and

•	instruct Pier 1 Imports to send future proxy materials to you electronically by email.

Pier 1 Imports’ proxy materials are also available on Pier 1 Imports’ web site at www.pier1.com/annualreport.

If you previously elected to access your proxy materials over the Internet, you will not receive a Notice or printed proxy materials in the mail. Instead you have received an email with a link to the proxy materials and voting instructions.

Choosing to receive future proxy materials by email will save Pier 1 Imports the cost of printing and mailing documents to you thereby lowering the costs associated with the annual meeting. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting web site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Shareholders of Record: You may enroll in MLinkSM offered by Pier 1 Imports’ transfer agent, Mellon Investor Services LLC, for online access to our future proxy statement and annual report materials and notice of Internet availability of proxy materials by going to http://bnymellon.com/shareowner/equityaccess and logging into, or activating, your Investor ServiceDirect® account where step-by-step instructions will prompt you through the enrollment process.

Beneficial Owners: If you hold your shares in a stock brokerage account or with a bank or other holder of record, you also may have the opportunity to receive or access copies of these materials electronically. Please check the information provided in the proxy materials or the Notice mailed to you by your broker, bank or other holder of record regarding the availability of this service.

What is included in these materials?

These materials include:

•	the 2011 annual report and this proxy statement for the annual meeting; and

•	Pier 1 Imports’ Annual Report on Form 10-K for the year ended February 26, 2011, as filed with the SEC on April 25, 2011 (the “2011 Form 10-K”).

If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the annual meeting.

What will the shareholders vote on at the annual meeting?

The shareholders will be asked to vote on the following proposals:

•

the election as directors of the eight nominees named in this proxy statement to hold office until the next annual meeting of shareholders and until their successors are elected and qualified (PROPOSAL NO. 1);

•

a proposal to approve the material terms of the performance goals under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan for the purposes of compensation deductibility under Section 162(m) of the Internal Revenue Code (PROPOSAL NO. 2);

•

a non-binding, advisory vote approving the compensation of Pier 1 Imports’ named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion below under the caption “Executive Compensation” (PROPOSAL NO. 3);

•	a non-binding, advisory vote regarding the frequency of future voting on the compensation of Pier 1 Imports’ named executive officers (PROPOSAL NO. 4);

•	a proposal to ratify the audit committee’s approval to engage Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm for fiscal 2012 (PROPOSAL NO. 5); and

•	any other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

What are the board of directors’ voting recommendations?

The board of directors recommends that you vote your shares:

•	“FOR” each of the nominees to the board of directors (PROPOSAL NO. 1);

•

“FOR” the proposal to approve the material terms of the performance goals under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan for the purposes of compensation deductibility under Section 162(m) of the Internal Revenue Code (PROPOSAL NO. 2);

•

“FOR” the proposal to approve the compensation of Pier 1 Imports’ named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion below under the caption “Executive Compensation” (PROPOSAL NO. 3);

•	for a frequency of “EVERY YEAR” for future non-binding, advisory shareholder votes on the compensation of Pier 1 Imports’ named executive officers (PROPOSAL NO. 4); and

•	“FOR” the proposal to ratify the audit committee’s approval to engage Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm for fiscal 2012 (PROPOSAL NO. 5).

Who is entitled to vote at the annual meeting?

Holders of Pier 1 Imports’ common stock at the close of business on April 29, 2011, are entitled to receive the Notice and the Notice of Annual Meeting of Shareholders and to vote their shares at the annual meeting. As of that date, there were 118,758,731 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with Pier 1 Imports’ transfer agent, Mellon Investor Services LLC, you are considered, with respect to those shares, the “shareholder of record.” The Notice and the Notice of Annual Meeting of Shareholders have been sent directly to you by us.

If your shares are held in a stock brokerage account or with a bank or other holder of record, you are considered the “beneficial owner” of these shares. The Notice has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to instruct your broker, bank or other holder of record how to vote your shares by following their instructions for voting on the Internet or by telephone, or by following their instructions to request a voting instruction form which can be completed and returned by mail.

How do I vote?

You may vote using any of the following methods:

•	By Internet or telephone

If you are a shareholder of record, you will need the control number included on the Notice to access the proxy statement and annual report. Follow the instructions in the Notice to vote your shares electronically on the Internet, or by calling the toll-free number referenced in the materials available on the Internet.

If you are a beneficial owner of shares, you may vote your shares electronically on the Internet by following the instructions sent to you by your broker, bank or other holder of record, or by calling the toll-free number referenced in the materials available on the Internet.

•	By mail

If you are a shareholder of record, request from us, by following the instructions on the Notice, printed copies of the proxy statement and annual report, which will include a proxy card. If you are a beneficial owner of shares, follow the instructions from your broker, bank or other holder of record to request copies of the proxy statement and annual report, which will include a voting instruction form. Be sure to complete, sign and date the proxy card or voting instruction form and return it in the prepaid envelope.

•	In person at the annual meeting

All shareholders of record may vote in person at the annual meeting. You can request a ballot at the meeting. You may also be represented by another person at the annual meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the annual meeting.

Internet and telephone voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Time on June 27, 2011. The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. We therefore recommend that you follow the voting instructions in the materials provided to you by your broker, bank or other holder of record. If you vote on the Internet or by telephone, you do not have to return a proxy card or voting instruction form. If you are located outside the U.S. and Canada, please use the Internet or mail voting methods. Your vote is important. Your timely response can save us the expense of attempting to contact you again.

What can I do if I change my mind after I vote my shares?

If you are a shareholder of record, you can revoke your proxy prior to the completion of voting at the annual meeting by:

•	sending written notice to our corporate secretary at 100 Pier 1 Place, Fort Worth, Texas 76102;

•	timely delivering of a valid, later-dated proxy; or

•	voting in person at the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the annual meeting if you obtain a legal proxy as described in the answer to the previous question.

What shares are included in my proxy?

If you are a shareholder of record you will receive only one Notice for all the shares of Pier 1 Imports’ common stock you hold:

•	in certificate form

•	in book-entry form

•	in book-entry form purchased through the Pier 1 Imports, Inc. Direct Stock Purchase and Dividend Reinvestment Plan;

and if you are a Pier 1 Imports employee:

•	in the Pier 1 Imports, Inc. Stock Purchase Plan

•	in book-entry form received under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan as a restricted stock award.

If you are a beneficial owner of shares, the voting instructions you receive from your broker, bank or other holder of record will show the shares of Pier 1 Imports’ common stock held by it on your behalf.

What happens if I do not give specific voting instructions?

If you are a shareholder of record and you:

•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by the board of directors, or

•	sign and return a proxy card without giving specific instructions,

then the proxy holders will vote your shares in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting. See the response to the question below captioned “Could other matters be decided at the annual meeting?”.

If you are a beneficial owner of shares and do not provide your broker, bank or other holder of record with specific voting instructions, then under the rules of the New York Stock Exchange, the holder of record may only vote on matters for which it has discretionary power to vote. If your broker, bank or other holder of record does not receive instructions from you on how to vote your shares and such holder does not have discretion to vote on the matter, then that holder will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares.

Who will count the vote?

Representatives of Pier 1 Imports’ transfer agent, Mellon Investor Services LLC, will tabulate the votes and act as inspector of election.

Is there a list of shareholders entitled to vote at the annual meeting?

The names of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 8:30 a.m. and 5:00 p.m., local time, at our corporate headquarters at 100 Pier 1 Place, Fort Worth, Texas 76102, by contacting our corporate secretary at (817) 252-8000.

What constitutes a quorum?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting, present in person or represented by proxy, is necessary to constitute a quorum.

How are abstentions and “broker non-votes” counted in determining the presence of a quorum?

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

What are the voting requirements to elect the directors and to approve, or advise the board of directors with respect to, each of the proposals discussed in this proxy statement?

PROPOSAL		VOTE REQUIRED	DISCRETIONARY VOTING ALLOWED?

No. 1 –	Election of Directors	Affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors	No

No.2 –	Approvalof Performance Goals for Section 162(m)Deductibility	Affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter	No

No. 3 –	Approval of Executive Compensation	Affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter	No

No. 4 –	Vote on Frequency of Future Voting on Executive Compensation	The frequency (every year, every other year or every three years) that receives the highest number of votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter	No

No. 5 –	Ratification of Ernst & Young LLP	Affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter	Yes

If you are a beneficial owner of shares, your broker, bank or other holder of record is entitled to vote your shares on the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2012, even if they, as the holder of record, do not receive voting instructions from you. If you are a beneficial owner, your broker, bank or other holder of record is not entitled to vote on the election of directors, the approval of the material terms of the performance goals under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan, the approval of the compensation of Pier 1 Imports’ named executive officers, or the frequency of future voting on the compensation of Pier 1 Imports’ named executive officers, absent instructions from you. Without your voting instructions, a broker non-vote will occur on these proposals.

How are abstentions and “broker non-votes” counted in voting?

Election of Directors:

A “majority of the votes cast” means that the number of votes cast “FOR” a nominee for director exceeds the number of votes cast “AGAINST” the nominee. Abstentions and broker non-votes are not considered as votes cast.

Other Proposals:

Broker non-votes will not be counted as a vote either “FOR” or “AGAINST” PROPOSAL NO. 2 (approval of the material terms of the performance goals under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan) and PROPOSAL NO. 3 (approval of the compensation of Pier 1 Imports’ named executive officers). An abstention will have the same effect as a vote “AGAINST” PROPOSALS NO. 2, NO. 3 and NO. 5 (ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2012). Abstentions and broker non-votes will not be counted as either a vote for or against any of the choices under PROPOSAL NO. 4 (the frequency of future voting on the compensation of Pier 1 Imports’ named executive officers).

Could other matters be decided at the annual meeting?

As of the date we began to deliver the Notice, we did not know of any matters to be brought before the annual meeting other than those referred to in this proxy statement.

If you voted your shares on the Internet or by telephone, or you have signed and returned a proxy card or voting instruction form, and other matters are properly presented at the annual meeting for consideration, the proxies appointed by the board of directors (the persons named in your proxy card) will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We have hired Phoenix Advisory Partners to assist us in soliciting proxies. We will pay all costs associated with the solicitation, including Phoenix’s fees, which we expect to be approximately $9,500 plus expenses. In addition to solicitations by mail, our officers and employees may solicit proxies on behalf of Pier 1 Imports personally and by telephone or other means, for which they will receive no compensation beyond their normal compensation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse them for their reasonable out-of-pocket and clerical expenses.

Do I need an admission ticket to attend the annual meeting?

You will need an admission ticket or proof of stock ownership to enter the annual meeting. If you are a shareholder of record, your admission ticket is the Notice mailed (or sent electronically) to you or the admission ticket attached to your proxy card if you elected to receive a paper copy of the proxy materials. If you plan to attend the annual meeting, please bring it with you to the annual meeting.

If you are a beneficial owner of shares and you plan to attend the annual meeting, you must present proof of your ownership of Pier 1 Imports’ common stock, such as a bank or brokerage account statement, to be admitted to the annual meeting.

Pier 1 Imports’ corporate headquarters is accessible to disabled persons and, upon request, we will provide wireless headsets for hearing amplification. Sign interpretation also will be provided upon request. To request either of these accommodations, please contact our Investor Relations Department on or before June 14, 2011. You may make your request by mail to Pier 1 Imports, Inc., Attn.: Investor Relations Department, 100 Pier 1 Place, Fort Worth, Texas 76102 or by telephone at (817) 252-7835 or toll-free at (888) 807-4371.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting. If you have any further questions about attending the meeting, please call our Investor Relations Department at (817) 252-7835 or toll-free at (888) 807-4371.

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,

DIRECTOR COMPENSATION AND STOCK OWNERSHIP

Corporate Governance

The board of directors believes that good corporate governance is a prerequisite to achieving business success. Pier 1 Imports’ board of directors has adopted written corporate governance guidelines, policies and procedures designed to strengthen Pier 1 Imports’ corporate governance. Among other things, the guidelines contain standards for determining whether a director is independent, a code of business conduct and ethics applicable to all of Pier 1

Imports’ directors, officers and employees, including our chief executive officer, chief financial officer and principal accounting officer, and charters for each of the board of directors’ committees. The nominating and corporate governance committee is responsible for overseeing and reviewing the guidelines at least annually, and recommending any proposed changes to the full board for its approval. The Pier 1 Imports, Inc. Corporate Governance Guidelines, Code of Business Conduct and Ethics, Ethics Compliance Policies and Procedures and charters for the audit, compensation, and nominating and corporate governance committees are available on Pier 1 Imports’ web site at www.pier1.com at the Investor Relations – Corporate Governance link.

Board Leadership Structure

Pier 1 Imports’ bylaws require that the directors elect annually from among themselves a chairman of the board. The bylaws, however, grant the board of directors discretion as to whether the chairman of the board is an employee or an officer of Pier 1 Imports. A non-officer, non-employee elected as chairman of the board is designated as the “non-executive” chairman of the board. Pier 1 Imports’ corporate governance guidelines, policies and procedures contain general guidance that the positions of chairman of the board and chief executive officer should be held by separate individuals and that the chairman of the board should be a “non-executive.” Provisions are made in the guidelines, policies and procedures for an independent lead director if the roles of chairman of the board and chief executive officer are combined.

During the fiscal year the chairman of the board and chief executive officer roles were held by separate individuals and the chairman of the board was a “non-executive” since he was neither an employee nor an officer of Pier 1 Imports. Currently, the chairman of the board is a non-executive. This structure of separate individuals holding these positions focuses board leadership and company leadership in separate and distinct individuals. Each leader can direct her or his respective group on the objectives at hand while at the same time developing and implementing strategic issues, financial issues and operational policies which affect the short- and long-term welfare of Pier 1 Imports.

Director Independence

It is Pier 1 Imports’ policy that the board of directors will at all times consist of a majority of independent directors. In addition, all members of the audit committee, compensation committee, and nominating and corporate governance committee must be independent. To be considered independent, a director must satisfy both the subjective and objective independence requirements established by the New York Stock Exchange (“NYSE”). In assessing independence under the subjective test, the board of directors takes into account the standards in the objective tests, and reviews and discusses additional information provided by the directors and Pier 1 Imports with regard to each director’s business and personal activities as they may relate to Pier 1 Imports and Pier 1 Imports’ management. Based on the foregoing, as required by NYSE rules, the board of directors makes a subjective determination as to each independent director that no material relationship exists with Pier 1 Imports. The board of directors will broadly consider all relevant facts and circumstances relating to a director in determining whether that director is independent.

On April 19, 2010, Robert B. Holland, III resigned from the board of directors. On April 26, 2010, the board of directors reduced the number of directors comprising the board from seven to six. On April 30, 2010, Karen W. Katz announced her decision not to stand for re-election to the board of directors at the annual meeting of shareholders held on June 29, 2010. On May 5, 2010, the board of directors set the number of directors comprising the board at five for election at the June 29, 2010 annual meeting.

On January 18, 2011, the board of directors increased the size of the board of directors from five directors to seven directors and elected to the board of directors Hamish A. Dodds and Brendan L. Hoffman. On March 25, 2011, the board of directors increased the size of the board of directors from seven directors to eight directors and elected to the board of directors Claire H. Babrowski.

Based on the NYSE independence requirements, the board of directors has determined that seven of the eight current members of the board of directors are independent. They are directors Ms. Babrowski, John H. Burgoyne,

Mr. Dodds, Michael R. Ferrari, Mr. Hoffman, Terry E. London and Cece Smith. Pier 1 Imports’ president and chief executive officer, Alexander W. Smith, is the eighth member of the board of directors. The board of directors’ determination included Mr. Holland and Mrs. Katz as independent during the time of their service as directors. Independence for the non-employee directors was considered under both the subjective and objective standards of the NYSE. In other words, none of the non-employee directors was disqualified from independent status under the objective standards, and under the subjective standard each non-employee director was determined not to have a material relationship with Pier 1 Imports.

Meetings of Independent Directors without Management Present

The independent directors of Pier 1 Imports met without management present four times during the last fiscal year. The non-executive chairman of the board of directors presided over these meetings.

Procedures for Communicating with Directors

The board of directors has established a process by which shareholders and other interested parties can send communications to board members. Shareholders and other interested parties can send written communications to one or more members of Pier 1 Imports’ board of directors, addressed to:

[Name of Board Member], Board of Directors

Pier 1 Imports, Inc.

c/o Corporate Secretary

100 Pier 1 Place

Fort Worth, Texas 76102

In addition, shareholders and other interested parties may communicate with the chairman of the audit committee, compensation committee, executive committee, or nominating and corporate governance committee by sending an email to auditchair@pier1.com, compchair@pier1.com, executivechair@pier1.com, or corpgovchair@pier1.com, respectively, as well as the independent directors as a group by sending an email to independentdirectors@pier1.com.

Communications are distributed to the board of directors or to the individual director or directors, as appropriate, depending on the subject matter and facts and circumstances outlined in the communication. Communications that are not related to the duties and responsibilities of the board of directors or committee will not be distributed, including spam, junk mail and mass mailings, product complaints, product inquiries, new product suggestions, résumés and other forms of job inquiries, surveys, and business solicitations or advertisements. In addition, Pier 1 Imports will not distribute unsuitable material to its directors, including material that is unduly hostile, threatening or illegal.

Director Nomination Process

Board Member Qualification Criteria

The board of directors has adopted Board Member Qualification Criteria which set out the attributes and qualifications considered by the nominating and corporate governance committee in evaluating nominees for director. The primary qualities and characteristics the committee looks for in nominees for director are:

•	management and leadership experience;

•	relevant knowledge and diversity of background and experience; and

•	personal and professional ethics, integrity and professionalism.

The committee believes that the board of directors should be comprised of individuals who have achieved a high level of distinction in business, education or public service. As a group, the board of directors should possess a diverse and broad range of skills, perspectives and experience relevant to Pier 1 Imports’ business, such as:

•	accounting and financial literacy;

•	general knowledge of the retail industry;

•	information technology experience;

•	international business experience; and

•	chief executive officer, chief financial officer or other senior management experience.

Although the Board Member Qualification Criteria do not contain a specific policy addressing diversity, the nominating and corporate governance committee considers whether each nominee complements and lends to a diverse and broad range of skills, perspectives and experience required of Pier 1 Imports’ board of directors.

Internal Process for Identifying Candidates

Members of the nominating and corporate governance committee or other Pier 1 Imports’ directors or executive officers may, from time to time, identify potential candidates for nomination for election to Pier 1 Imports’ board of directors. The committee typically considers candidates for nomination to Pier 1 Imports’ board of directors in March (the first month of the fiscal year) of each year. All proposed nominees, including candidates recommended for nomination by shareholders in accordance with the procedures described below, will be evaluated in light of Pier 1 Imports’ Corporate Governance Guidelines, the Board Member Qualification Criteria and the projected needs of the board of directors at the time. The committee may retain a search firm to assist in identifying potential candidates for nomination to the board of directors. The search firm’s responsibilities may include identifying and evaluating candidates believed to possess the qualities and characteristics set forth in the Board Member Qualification Criteria, as well as providing background information on potential nominees and interviewing and screening nominees if requested to do so by the committee.

During the summer of 2010, the nominating and corporate governance committee in conjunction with the board of directors retained a firm to conduct a search for non-employee director candidates. Throughout the fall and winter of 2010 and the spring of 2011, the board of directors, in conjunction with representatives of the search firm, conducted evaluations and interviews with numerous candidates. The results of that process culminated in the board of directors electing Ms. Babrowski and Messrs. Dodds and Hoffman to the board of directors.

Shareholder Recommendations for Directors

The nominating and corporate governance committee will consider candidates recommended by shareholders for nomination for election to Pier 1 Imports’ board of directors. In order for a candidate recommended by a shareholder to be considered by the committee for inclusion as a nominee for director at the 2012 annual meeting of shareholders, the candidate must meet the Board Member Qualification Criteria described above and must consent to and be expressly interested and willing to serve as a Pier 1 Imports director. The committee will then consider the independence of the candidate and evaluate the candidate in light of Pier 1 Imports’ Corporate Governance Guidelines and Board Member Qualification Criteria described above.

A shareholder who wishes to recommend a candidate for consideration by the nominating and corporate governance committee for inclusion as a nominee for director at the 2012 annual meeting of shareholders should forward by certified or express mail the candidate’s name, business or residence address, principal occupation or employment and a description of the candidate’s qualifications to the Chairman of the Nominating and Corporate Governance Committee, in care of the corporate secretary, Pier 1 Imports, Inc., 100 Pier 1 Place, Fort Worth, Texas 76102. To be properly considered by the committee, Pier 1 Imports’ corporate secretary must receive the recommendation and all required information no later than 5:00 p.m., local time, on January 17, 2012.

The corporate secretary will send properly submitted shareholder recommendations to the chairman of the committee. Individuals recommended to the committee by shareholders in accordance with these procedures will be evaluated by the committee in the same manner as individuals who are recommended through other means.

Shareholder Nominations at Annual Meeting

Pier 1 Imports’ bylaws also permit a shareholder to propose a candidate at an annual meeting of shareholders who is not otherwise nominated for election by the board of directors through the process described above if the shareholder complies with the shareholder criteria, advance notice, shareholder and nominee information, consent and other provisions contained in the bylaws governing shareholder nominations of candidates for election to the board of directors. To comply with these provisions of our bylaws, a shareholder who wishes to nominate a director for election at the 2012 annual meeting of shareholders must provide Pier 1 Imports written notice in proper form accompanied by the requisite materials and information no earlier than February 29, 2012 and no later than March 30, 2012. You may contact Pier 1 Imports’ corporate secretary to obtain the specific information that must be provided with the advance notice.

No shareholder nominated an individual for election to the board of directors at Pier 1 Imports’ 2011 annual meeting of shareholders.

Committees of the Board of Directors and Risk Oversight

There are four standing committees of the board of directors. They are the audit committee, the compensation committee, the executive committee, and the nominating and corporate governance committee. A brief description of each committee’s functions follows:

Audit Committee. The audit committee’s purpose is to:

•	assist the board of directors in fulfilling its responsibility to oversee:
➢	the integrity of Pier 1 Imports’ financial statements,
➢	Pier 1 Imports’ system of internal control,
➢	Pier 1 Imports’ compliance with legal and regulatory requirements,
➢	Pier 1 Imports’ independent registered public accounting firm’s qualifications and independence, and
➢	the performance of Pier 1 Imports’ internal audit function and independent registered public accounting firm;

•	prepare the audit committee report that is included in this proxy statement; and

•	discuss the guidelines and policies governing the process by which risk assessment and management is undertaken by Pier 1 Imports.

As part of fulfilling its role in discussing the guidelines and policies governing the process by which risk assessment and management is undertaken by Pier 1 Imports, the audit committee receives periodic reports from Pier 1 Imports’ management on Pier 1 Imports’ assessment and management of identified risks. The audit committee updates the board of directors as needed on those risks. From time-to-time the entire board, another committee of the board or a specially designated committee of the board may assist the audit committee in this process.

Each member of the audit committee is independent and the board of directors has determined that each member is an audit committee financial expert, as defined by the SEC, and therefore has accounting or related financial management expertise and is financially literate within the meaning of NYSE listing standards.

Compensation Committee. The compensation committee’s purpose is to:

•

develop, review, approve and modify Pier 1 Imports’ compensation philosophy as necessary to achieve Pier 1 Imports’ overall business strategies and goals, attract and retain key executives, link compensation to organizational performance, and provide competitive compensation opportunities;

•

discharge (except to the extent otherwise governed by an existing employment contract or other arrangement approved by the board of directors or compensation committee) the board of directors’ responsibilities relating to compensation of Pier 1 Imports’ non-employee directors, chief executive officer, executive officers, and other senior officers who report directly to Pier 1 Imports’ chief executive officer;

•

establish, oversee and administer (except to the extent delegated in a governing plan document or otherwise) the policies and plans that govern the components of the compensation of those individuals, including but not limited to, cash, equity, short- and long-term incentive, bonus, special or supplemental benefits, and perquisites; and

•

receive a report from Pier 1 Imports’ management regarding succession planning, development and retention of executive management talent to ensure leadership continuity and organizational strength to achieve Pier 1 Imports’ business strategies and goals.

The compensation committee may retain outside compensation consulting firms to assist in the evaluation of executive officer and non-employee director compensation, and has the authority to obtain advice and assistance from internal or external legal, accounting and other consultants.

The compensation committee and board of directors believe that attracting, retaining and motivating Pier 1 Imports’ employees, and particularly Pier 1 Imports’ executive management, are essential to Pier 1 Imports’ performance and enhancing shareholder value. The compensation committee will continue to administer and develop Pier 1 Imports’ compensation programs in a manner designed to achieve these objectives. The compensation committee also believes that the total compensation opportunity provided for the executive officers must be evaluated against the compensation of comparable peer group companies as well as the broader labor market in the Dallas/Fort Worth area.

Base pay, short-term incentive and long-term incentive compensation recommendations for the executive officers are typically presented to the compensation committee at one or more of the committee’s meetings in January, February and March of each year. The presentations include recommendations by Pier 1 Imports’ chief executive officer, human resources compensation group, or both, on those elements of compensation, plus recommended plan design changes, if any, and a summary of all proposed awards to all eligible levels of management. The presentations may also include survey data from a peer group of retail companies for the compensation committee’s consideration along with studies and recommendations from outside consultants. At the March meeting (which is the first fiscal month of the fiscal year) the compensation committee and board of directors consider for approval the fiscal year compensation with a targeted effective date in April. Implementation of any equity grant or other incentive plan compensation for the year occurs after board of directors and compensation committee approval.

During fiscal 2011, the compensation committee retained Towers Watson & Co. as its executive compensation consultant. In August, 2010, Pay Governance LLC replaced Towers Watson as the compensation committee’s executive compensation consultant. In their respective roles as executive compensation consultants to the compensation committee, both Towers Watson and Pay Governance reported directly and were accountable to the compensation committee. For fiscal 2011, Towers Watson provided market data and recommendations to the compensation committee regarding short-term incentive and long-term incentive elements of total executive compensation and non-employee director compensation. The market data was from a peer group of specialty retailers, all of which were publicly traded at the time the market data was provided. The total combined fees paid to Towers Watson and Pay Governance for the fiscal year were less than $120,000. Neither Towers Watson nor Pay Governance provided any other services to Pier 1 Imports during fiscal 2011, other than non-customized survey data information.

In addition to the compensation committee consultants described above, Pier 1 Imports’ management may, from time to time, retain an outside consultant for assistance and guidance in the formulation of new compensation programs and retirement plans and the modification of existing compensation programs and retirement plans. For fiscal 2011 Pier 1 Imports’ management did not retain an outside consultant to recommend the amount or form of executive or non-employee director compensation.

Each member of the compensation committee is independent.

Executive Committee.  The executive committee has the authority to manage Pier 1 Imports’ business and affairs in the intervals between board of directors meetings. In doing so, the executive committee has all of the powers and authority of the full board in the management of Pier 1 Imports’ business, except for powers or authority that may not be delegated to the executive committee as a matter of law or that are delegated by the board of directors to another committee. The non-executive chairman of the board is chairman of the executive committee.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee is responsible for considering and making recommendations to the board of directors regarding nominees for election to the board of directors and the membership of the various board of directors committees. The nominating and corporate governance committee is also responsible for overseeing the Pier 1 Imports, Inc. Corporate Governance Guidelines described earlier in this proxy statement and other corporate governance matters. Each member of the nominating and corporate governance committee is independent.

Directors Attendance at Board and Committee Meetings and at the Annual Meeting of Shareholders

In fiscal 2011, each director attended at least 75% of the total number of board of directors meetings and meetings of the board of directors standing committee or committees on which he or she served and which were held during the time of his or her service as a director and/or committee member. Although Pier 1 Imports has no formal policy on the matter, all directors are encouraged to attend Pier 1 Imports’ annual meeting of shareholders. Last year, all directors then serving at the time attended Pier 1 Imports’ annual meeting of shareholders. Committee memberships, the number of meetings of the full board and each standing committee, and each director’s dates of service for fiscal 2011 are shown in the table below.

Name	Board of Directors	Audit Committee	Compensation Committee	Executive Committee	Nominating and Corporate Governance Committee
John H. Burgoyne
02/28/2010 to 02/26/2011 06/29/2010 to 02/26/2011	Member		Chairman	Member

Hamish A. Dodds(1)
01/18/2011 to 02/26/2011	Member

Michael R. Ferrari
02/28/2010 to 02/26/2011	Non-Executive Chairman	Member		Chairman	Chairman

Brendan L. Hoffman(1)
01/18/2011 to 02/26/2011	Member

Robert B. Holland, III(2)
02/28/2010 to 04/19/2010	Member		Member

Karen W. Katz(3)
02/28/2010 to 06/29/2010	Member		Member	Member

Terry E. London
02/28/2010 to 02/26/2011	Member	Chairman			Member

Alexander W. Smith
02/28/2010 to 02/26/2011	Member			Member

Cece Smith
02/28/2010 to 02/26/2011 06/29/2010 to 02/26/2011	Member	Member	Member		Member

Number of Meetings in Fiscal 2011	10	11	7	0	3

(1)	On January 18, 2011, the board of directors increased the number of directors comprising the board of directors from five to seven and elected to the board of directors Messrs. Dodds and Hoffman.

(2)	Mr. Holland resigned as a director on April 19, 2010.

(3)	Mrs. Katz did not stand for re-election to the board of directors at the 2010 annual meeting of shareholders.

Non-Employee Director Compensation for the Fiscal Year Ended February 26, 2011

Fees Paid to Directors

Directors who are Pier 1 Imports employees do not receive any compensation for their board activities. Non-employee directors receive an annual cash retainer of $150,000. In addition, the audit committee chairman and compensation committee chairman each receive an additional annual cash retainer of $25,000; the nominating and corporate governance committee chairman receives an additional annual cash retainer of $10,000; and the non- executive chairman of the board of directors receives an additional annual cash retainer of $75,000. The annual retainers for fiscal 2011 were paid on March 1, 2010 to each then serving non-employee director. Any cash fees which are paid for the time period following the date a non-employee director ceases to be a member of the board of directors will be repaid in cash to Pier 1 Imports. For fiscal 2011, non-employee directors did not receive stock option or restricted stock grants and have not received any such equity awards since June of 2006.

During fiscal 2011, all of Pier 1 Imports’ non-employee directors participated in Pier 1 Imports’ Director Deferred Stock Unit Program. The program provided an optional deferral of up to 100% of the annual cash retainer fees. Deferred director annual retainer fees (but not committee chair or chairman annual retainers) are matched 25% by Pier 1 Imports and the total deferred fees and matching contributions are converted into an equivalent value of deferred stock units (“DSU’s”) up to a maximum calendar year limit of 375,000 units per individual. Deferred fees plus matching contributions are converted to DSU’s based on the closing price of Pier 1 Imports’ common stock on the day the fees are paid. The DSU’s are credited to an account maintained by Pier 1 Imports for each non-employee director. Each DSU is the economic equivalent of one share of Pier 1 Imports’ common stock. Each DSU is eligible to receive dividends payable on Pier 1 Imports’ common stock in additional DSU’s equal to the dividend per share of common stock divided by the closing price of Pier 1 Imports’ common stock on the dividend payable date. Pier 1 Imports did not pay any dividends in fiscal 2011 and has not paid any dividends since August of 2006. The DSU’s will be exchanged one-for-one for shares of Pier 1 Imports’ common stock on the date when the person ceases to be a member of the board of directors and the shares will be transferred to the person within five business days of such date, except that (i) DSU’s then credited to such director are subject to adjustment, both as to deferred stock units and any cash fees not repaid to Pier 1 Imports, for the period of service as a director, and (ii) DSU’s will be settled in cash to the extent applicable plan limitations at such time preclude issuing Pier 1 Imports’ common stock.

During fiscal 2011, each non-employee director was also eligible to participate in the Pier 1 Imports, Inc. Deferred Compensation Plan and the Pier 1 Imports, Inc. Stock Purchase Plan, although none of the non-employee directors chose to participate in either plan in fiscal 2011.

Fiscal 2011 Non-Employee Director Compensation Table

The following table sets forth a summary of the compensation with respect to the fiscal year ended February 26, 2011 for services rendered in all capacities to Pier 1 Imports by its non-employee directors:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
John H. Burgoyne	$175,000	$33,750	$0	$0	$0	–	$208,750

Hamish A. Dodds (elected January 18, 2011)	$17,857	$2,232	$0	$0	$0	–	$20,089

Michael R. Ferrari	$235,000	$9,375	$0	$0	$0	–	$244,375

Brendan L. Hoffman (elected January 18, 2011)	$17,857	$2,232	$0	$0	$0	$0	$20,089

Robert B. Holland, III (resigned April 19, 2010)	$20,604	$5,151	$0	$0	$0	$0	$25,755

Karen W. Katz (did not stand for re-election June 29, 2010)	$50,275	$6,284	$0	$0	$0	–	$56,559

Terry E. London	$175,000	$9,375	$0	$0	$0	–	$184,375

Cece Smith	$150,000	$37,500	$0	$0	$0	$0	$187,500

(1)	This column represents the amount of cash compensation earned in fiscal 2011 for board and committee service. As described in footnote 2 below, either 25%, 50%, 90% or 100% of this cash compensation was deferred by each director.

(2)	This column represents the dollar value of Pier 1 Imports’ 25% match on director annual cash retainer fees (but not committee chair or chairman annual retainers) deferred by each director. This amount was converted to DSU’s as shown in the table below. The dollar amount represents the grant date fair value of such DSU’s granted in fiscal 2011 in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation (formerly Statement of Financial Accounting Standards No. 123R) (“FASB ASC Topic 718”). The number of DSU’s for each director, other than Messrs. Dodds and Hoffman, is calculated using the closing price of Pier 1 Imports’ common stock on March 1, 2010 of $6.78, which was the date the director annual retainer fees were paid. The number of DSU’s for Messrs. Dodds and Hoffman is calculated using the closing price of Pier 1 Imports’ common stock on January 28, 2011 of $9.43 and February 25, 2011 of $9.78, respectively, which were the dates on which each of their pro-rata annual retainer fees were paid (one-twelfth of the annual retainer was pro-rated for service commencing January 18, 2011 and one-twelfth of the annual retainer was paid for February). These closing prices were used to calculate the number of DSU’s to be received for deferred director fees plus any Pier 1 Imports match. These closing prices represent the grant date fair value of each DSU in accordance with FASB ASC Topic 718.

The following table shows fiscal 2011 DSU’s for each non-employee director given his or her deferral percentage and Pier 1 Imports’ match:

Name	Deferral %	Fiscal Year 2011 Fees Deferred ($)	DSU’s Converted from Deferred Fees (#)	DSU’s Converted from 25% Company Match (#)	Dividends Deferred During Fiscal Year 2011 ($)	DSU’s Converted from Deferred Dividends (#)	Aggregate DSU’s Owned at Fiscal 2011 Year-End (#)
John H. Burgoyne	90%	$157,500	23,230	4,978	$0	0	221,387
Hamish A. Dodds (elected January 18, 2011)	50%	$8,929	923	231	$0	0	1,154
Michael R. Ferrari	25%	$58,750	8,665	1,383	$0	0	185,102
Brendan L. Hoffman (elected January 18, 2011)	50%	$8,929	923	231	$0	0	1,154
Robert B. Holland, III(a) (resigned April 19, 2010)	100%	$20,604	3,039	760	$0	0	0
Karen W. Katz(b) (did not stand for re-election June 29, 2010)	50%	$25,137	3,708	927	$0	0	0
Terry E. London	25%	$43,750	6,453	1,383	$0	0	164,526
Cece Smith	100%	$150,000	22,124	5,531	$0	0	173,939

(a)	Given Mr. Holland’s 100% deferral election, Pier 1 Imports adjusted the DSU’s credited to Mr. Holland for the time period following Mr. Holland’s April 19, 2010 resignation through the end of fiscal 2011. Upon Mr. Holland’s resignation as a director on April 19, 2010, his 150,083.22 DSU’s were exchanged for 150,083.22 shares of Pier 1 Imports’ common stock and were subsequently delivered to him. The closing price of Pier 1 Imports’ common stock on April 19, 2010 was $8.73.

(b)	Given Mrs. Katz’s 50% deferral election and receipt of the remaining non-employee director retainer in cash, Mrs. Katz repaid Pier 1 Imports for cash fees for the time period following the end of her service through the end of fiscal 2011, and Pier 1 Imports adjusted the DSU’s credited to Mrs. Katz for that time period. On June 30, 2010, Mrs. Katz’s 189,429.14 DSU’s were exchanged for 189,429.14 shares of Pier 1 Imports’ common stock and were subsequently delivered to her. The closing price of Pier 1 Imports’ common stock on June 29, 2010 was $6.11.

(3)	Perquisites and personal benefits aggregating less than $10,000 are not shown.

Non-employee director stock options outstanding on February 26, 2011 are shown below:

Name	Grant Date	Expiration Date	Exercise Price	Aggregate Number of Outstanding Stock Options (Exercisable)
John H. Burgoyne	06/23/2006 07/01/2005 06/28/2004 06/27/2003 06/28/2002 06/29/2001	06/23/2016 07/01/2015 06/28/2014 06/27/2013 06/28/2012 06/29/2011	$7.5500 $14.2500 $17.2500 $20.3500 $21.0000 $11.5000	6,000 6,000 6,000 6,000 6,000 6,000

Total				36,000
Michael R. Ferrari	06/23/2006 07/01/2005 06/28/2004 06/27/2003 06/28/2002 06/29/2001	06/23/2016 07/01/2015 06/28/2014 06/27/2013 06/28/2012 06/29/2011	$7.5500 $14.2500 $17.2500 $20.3500 $21.0000 $11.5000	6,000 6,000 6,000 6,000 6,000 6,000

Total				36,000
Terry E. London	06/23/2006 07/01/2005 06/28/2004 09/25/2003	06/23/2016 07/01/2015 06/28/2014 09/25/2013	$7.5500 $14.2500 $17.2500 $19.4000	6,000 6,000 6,000 5,000

Total				23,000

Security Ownership of Management

The following table indicates the ownership of Pier 1 Imports’ common stock by each director and nominee, each named executive officer shown below in the table included under the caption “Summary Compensation Table for the Fiscal Years Ended February 26, 2011, February 27, 2010 and February 28, 2009,” and all directors and executive officers as a group, as of April 29, 2011, unless otherwise indicated below:

Name of Beneficial Owner	Common Shares Beneficially Owned(1)(2)	Percent of Class
Claire H. Babrowski	4,000	*
John H. Burgoyne	270,207	*
Catherine David	67,853	*
Hamish A. Dodds	2,556	*
Michael R. Ferrari	224,817	*
Brendan L. Hoffman	2,556	*
Gregory S. Humenesky	231,560	*
Sharon M. Leite	137,280	*
Terry E. London	188,321	*
Alexander W. Smith	3,280,669	2.72%
Cece Smith	212,744	*
Charles H. Turner	711,579	*
All directors and executive officers as a group (16 individuals)	5,983,152	4.91%

*	Represents less than 1% of the outstanding shares of the class.

(1)	The table includes shares that the person has the right to acquire within 60 days of April 29, 2011 upon the exercise of stock options granted pursuant to Pier 1 Imports’ stock option plans: Mr. Burgoyne (36,000 shares, of which 6,000 shares expire June 29, 2011), Mr. Ferrari (36,000 shares, of which 6,000 shares expire June 29, 2011), Mr. Humenesky (148,750 shares), Ms. Leite (56,250 shares), Mr. London (23,000 shares), Mr. Smith (2,000,000 shares), Mr. Turner (443,750 shares), and to all directors and executive officers as a group (3,119,625 shares).

(2)	The table includes DSU’s as of April 29, 2011 for Mr. Burgoyne (223,770 DSU’s), Mr. Dodds (2,556 DSU’s), Mr. Ferrari (185,917 DSU’s), Mr. Hoffman (2,556 DSU’s), Mr. London (165,320 DSU’s), and Ms. Smith (176,743 DSU’s). The DSU’s will be exchanged one-for-one for shares of Pier 1 Imports’ common stock when the director ceases to be a member of the board of directors, subject to adjustment, if any, as described above under the caption “Non-Employee Director Compensation for the Fiscal Year Ended February 26, 2011 – Fees Paid to Directors.” A DSU is the economic equivalent of one share of Pier 1 Imports’ common stock.

Security Ownership of Certain Beneficial Owners

The following table indicates the ownership by each person who is known by Pier 1 Imports as of April 29, 2011 to beneficially own more than 5% of Pier 1 Imports’ common stock:

Name and Address of Beneficial Owner	Common Shares Beneficially Owned		Percent of Class
Greek Investments, Inc.	12,348,978	(1)	10.53%
Harbour House Queen Street
Grand Turk
Turks and Caicos Islands

Columbia Wanger Asset Management, LLC	7,565,750	(2)	6.40%
227 West Monroe Street, Suite 3000
Chicago, IL 60606

(1)	This information was obtained from a Schedule 13G filed with the SEC on February 15, 2011 by Greek Investments, Inc., Jorge Constantino and Panayotis Constantino as beneficial owners of the shares listed. The filing indicates that the beneficial owners have shared voting power and shared dispositive power over all of the shares listed.

(2)	This information was obtained from a Schedule 13G filed with the SEC on February 10, 2011 by Columbia Wanger Asset Management, LLC as beneficial owner of the shares listed. The filing indicates that the beneficial owner has sole voting power over 7,018,750 of the shares listed and sole dispositive power over all of the shares listed. The shares listed include shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, LLC. Columbia Acorn Trust holds 5.4% of the shares of Pier 1 Imports’ common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires Pier 1 Imports’ directors and executive officers, and persons who own more than 10% of a registered class of Pier 1 Imports’ equity securities, to file with the SEC and the NYSE reports disclosing their ownership and changes in ownership of Pier 1 Imports’ common stock or other equity securities. Pier 1 Imports’ executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish Pier 1 Imports with copies of all Section 16(a) forms they file. To Pier 1 Imports’ knowledge, and based solely on a review of the furnished Section 16(a) forms, all Section 16(a) filing requirements applicable to Pier 1 Imports’ executive officers, directors and greater than 10% beneficial owners during the last fiscal year were observed.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN RELATED PERSON TRANSACTIONS

Each director of Pier 1 Imports who served as a member of the compensation committee during the fiscal year ended February 26, 2011, is identified above under the caption “Directors Attendance at Board and Committee Meetings and at the Annual Meeting of Shareholders.” During fiscal 2011, there were no compensation committee interlocks or insider participation.

Related Person Transaction Policies and Procedures

Pier 1 Imports’ board of directors has adopted as part of its Code of Business Conduct and Ethics a written Related Person Transaction Policies and Procedures which is administered by the nominating and corporate governance committee. Pier 1 Imports’ Code of Business Conduct and Ethics is available on its web site at www.pier1.com under the heading Investor Relations – Corporate Governance. The policy applies to any transaction or series of transactions in which Pier 1 Imports is a participant, the amount involved exceeds $120,000 annually, and a related person has a direct or indirect material interest. The policy defines a “related person” as (a) any person who is or was (since the beginning of the last fiscal year for which Pier 1 Imports has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as director, (b) any greater than 5% beneficial owner of Pier 1 Imports’ common stock, or (c) any immediate family member of any of the foregoing.

Transactions that fall within the policy (“interested transactions”) will be reviewed by the committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the committee will decide whether or not to approve the interested transaction and will approve only those transactions that are in the best interest of Pier 1 Imports.

The policy provides that “certain interested transactions” are deemed to be pre-approved, even if the aggregate amount involved will exceed $120,000. Those interested transactions are: (a) employment of executive officers, (b) director compensation, (c) certain transactions with other companies if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the other company’s total annual revenues, (d) certain charitable contributions by Pier 1 Imports if the aggregate amount involved does not exceed the lesser of $10,000 or 2% of the organization’s total annual receipts, (e) transactions where all shareholders receive proportional benefits (e.g., dividends), (f) transactions involving competitive bids, (g) regulated transactions, and (h) certain banking-related services. In addition, the policy delegates to the chair of the nominating and corporate governance committee the authority to pre-approve or ratify any interested transaction in which the aggregate amount involved is expected to be less than $250,000. During fiscal 2011, there were no such transactions.

Transactions with Related Persons

During fiscal 2011, there were no transactions exceeding $120,000 in which Pier 1 Imports was a participant, or is to be a participant, and in which any related person had or will have a direct or indirect material interest.

Pier 1 Imports indemnifies its directors and its executive officers to the fullest extent permitted by law and has also entered into agreements with these individuals contractually obligating Pier 1 Imports to provide this indemnification to them.

ITEMS OF BUSINESS TO BE ACTED UPON AT THE MEETING

PROPOSAL NO. 1 – Election of Directors

The shareholders will vote to elect as directors the eight nominees named below at the annual meeting of shareholders. Those elected will serve on the board of directors until the next annual meeting of shareholders and until their successors are elected and qualified. The board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated each person listed below to stand for election. Although Pier 1 Imports does not anticipate that any of the nominees will be unable or unwilling to serve as a director, in the event that is the case, the board of directors may reduce its size or choose a substitute for that nominee.

In order to be elected, a nominee for director must receive the affirmative vote of a majority of the votes cast with respect to such nominee by the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. A “majority of the votes cast” means that the number of votes cast “FOR” a nominee exceeds the number of votes cast “AGAINST” the nominee. Abstentions and broker non-votes are not considered as votes cast.

The board of directors unanimously recommends a vote “FOR” the election of each of the following nominees as a director.

Nominees for Directors

As reflected in the section above captioned “Matters Relating to Corporate Governance, Board Structure, Director Compensation and Stock Ownership,” the primary qualities and characteristics nominees to the board of directors should possess are management and leadership experience; knowledge relevant to the business of Pier 1 Imports and diversity of background and experience; and personal and professional ethics, integrity and professionalism. All eight of the nominees possess these attributes. The specific experiences, qualifications, attributes and skills of each individual which led to her or his nomination are included in the individual discussions below.

CLAIRE H. BABROWSKI

Ms. Babrowski, age 53, is being nominated for her first full term on the board of directors. She was elected to Pier 1 Imports’ board of directors on March 25, 2011. Ms. Babrowski brings to the board experience in key leadership roles in leading global and domestic multi-unit companies. She possesses significant experience in operations, finance, international and general management and global exposure. Ms. Babrowski most recently served as executive vice president, chief operating officer of Toys “R” Us, Inc. from 2007 to 2010. She started her career spending 30 years at McDonald’s Corporation, where her last position was senior executive vice president and chief restaurant operations officer. From 2005 to 2006, Ms. Babrowski worked for RadioShack Corporation serving as executive vice president and chief operating officer, and then president, chief operating officer and acting chief executive officer. In 1998, she received the Emerging Leader Award from the U.S. Women’s Service Forum. Ms. Babrowski is a member of the “Committee of 200”, a professional U.S. organization of preeminent women entrepreneurs and corporate leaders. Ms. Babrowski currently serves as a director and audit committee member of Delhaize Group, a Belgian company whose American Depository Receipts are traded on the NYSE and whose ordinary shares are traded on the NYSE Euronext in Brussels. Ms. Babrowski previously served as a director of Chipotle Mexican Grill, Inc.

JOHN H. BURGOYNE

Mr. Burgoyne, age 69, is being nominated to his twelfth consecutive term on the board of directors. During fiscal 2011, Mr. Burgoyne served as the chairman of the compensation committee and as a member of the executive committee. He brings to the board executive-level management and leadership skills along with extensive knowledge and experience in international business operations, specifically in the areas of China and the Pacific Regions of Asia. Prior to his retirement in 2007, Mr. Burgoyne’s career included serving as president of an international consulting firm, Burgoyne & Associates; and serving as the general manager of IBM’s Travel Industry Sector for the Asia Pacific Region; and serving as President and General Manager of IBM China Corp. In addition, Mr. Burgoyne serves his community in numerous volunteer leadership capacities. Mr. Burgoyne serves as the volunteer fire chief for the Greenwood community in Parker County, Texas, and on the certification board of the State Firemen’s & Fire Marshals’ Association of Texas where in both capacities he has achieved recognized public safety and governmental experience on a local, state and national level. He also serves as the Guiyang, China Chair on the executive committee of Fort Worth Sister Cities International.

HAMISH A. DODDS

Mr. Dodds, age 54, is being nominated for his first full term on the board of directors. Mr. Dodds was elected to Pier 1 Imports’ board of directors on January 18, 2011. During fiscal 2011, Mr. Dodds did not serve on a committee. Mr. Dodds brings to the board over thirty years of executive experience in the shipping, retail, consumer goods and hospitality industries and has lived and worked in Europe, the Middle East, Africa, South America and the United States, gaining extensive international experience in finance, franchising, joint ventures and brand management. As president and chief executive officer for Hard Rock International since 2004, Mr. Dodds oversees the strategic development and operations of restaurants, hotels, casinos and live music venues across 52 countries. Previously, Mr. Dodds has served as a board member and compensation committee member and chief executive officer for CabCorp, as division president for PepsiCo Beverages covering South America, Central America and the Caribbean, and in a variety of general management and financial positions for PepsiCo, The Burton Group in the

United Kingdom, and Overseas Containers, Ltd. Mr. Dodds is a fellow member of the Institute of Chartered Management Accountants.

MICHAEL R. FERRARI

Dr. Ferrari, age 71, is being nominated for his twelfth consecutive term on the board of directors. During fiscal 2011, Dr. Ferrari served as the non-executive chairman of the board, chairman of the executive committee and nominating and corporate governance committee, and as a member of the audit committee. An accomplished author and respected scholar, Dr. Ferrari holds a masters degree in sociology and a doctorate degree in business administration from Michigan State University. Having served on numerous community and corporate boards and in leadership and executive capacities in both the college and corporate arenas, Dr. Ferrari brings extensive budget management, strategic planning and integrated marketing experience to the board. As President of Ferrari & Associates LLC, his current consulting practice focuses on many critical business and organizational areas including executive search, executive coaching, board governance and dispute resolution. Dr. Ferrari has been named Chancellor Emeritus of Texas Christian University, where he previously served as Chancellor of the University and professor of management in the M.J. Neeley School of Business. Additionally, Dr. Ferrari previously served as President and professor of management at Drake University.

BRENDAN L. HOFFMAN

Mr. Hoffman, age 42, is being nominated for his first full term on the board of directors. Mr. Hoffman was elected to Pier 1 Imports’ board of directors on January 18, 2011. During fiscal 2011, Mr. Hoffman did not serve on a committee. Mr. Hoffman serves as president and chief executive officer of Lord & Taylor, a division of Hudson’s Bay Trading Company, and brings to the board a broad retail background including experience in direct marketing, fulfillment and e-commerce operations. Prior to joining Lord & Taylor in October 2008, Mr. Hoffman served six years as president and chief executive officer of Neiman Marcus Direct, where he oversaw the growth of neimanmarcus.com and the launch and growth of bergdorfgoodman.com. Mr. Hoffman held previous positions as vice president of Last Call Clearance Division at Neiman Marcus Stores; divisional merchandise manager of Bergdorf Goodman, Inc., a subsidiary of the Neiman Marcus Group; and divisional merchandise manager of Lord & Taylor, where he began his retail career in the executive training program. Mr. Hoffman serves on the board of trustees of the American Red Cross in Greater New York, the board of directors of the Phoenix House and the advisory board of the Jay H. Baker Retailing Initiative at The Wharton School.

TERRY E. LONDON

Mr. London, age 61, is being nominated for his ninth consecutive term on the board of directors. During fiscal 2011, Mr. London served as the chairman of the audit committee and as a member of the nominating and corporate governance committee. A certified public accountant and president of the London Broadcasting Company, Inc., Mr. London provides the board with significant finance, accounting, media, and public company board knowledge and experience. He also possesses strong leadership skills obtained while serving as an officer in the U.S. Army Reserves. Earlier in his career, Mr. London served as president and chief executive officer, as well as chief financial and administrative officer, of Gaylord Entertainment Company. Mr. London currently serves as a director of Johnson Outdoors, Inc. and TriArtisan Acquisition Corp. and previously served as a director of Bass Pro Shops, Inc. In his role as director on other boards, Mr. London has served as the chairman of the audit committee and member of the compensation committee.

ALEXANDER W. SMITH

Mr. Smith, age 58, has served on the board of directors since joining the Company as president and chief executive officer in February 2007. During fiscal 2011, Mr. Smith served as a member of the executive committee. Mr. Smith has over 30 years of retail and international branding experience. Prior to joining the Company, Mr. Smith served as Group President of the TJX Companies, Inc., where he oversaw the operations and development of Home Goods, Marshalls, and TJ Maxx plus a number of corporate functions. He was instrumental in the development of the TK Maxx stores in Great Britain and ran its international operations. Mr. Smith also has served as a director of Papa John’s International, Inc., including service as chairman of its compensation committee and as a member of its audit committee. Mr. Smith’s employment agreement provides that, at all times during the employment period, Pier 1 Imports will use its reasonable efforts to cause the board of directors, or an authorized committee thereof, to nominate Mr. Smith for election to the board of directors at each annual meeting of shareholders of Pier 1 Imports held during the employment period, and, if nominated, to cause the board of directors to recommend his election to the shareholders of Pier 1 Imports.

CECE SMITH

Ms. Smith, age 66, is being nominated for her fifth consecutive term on the board of directors. During fiscal 2011, Ms. Smith served as a member of the nominating and corporate governance, audit and compensation committees. A certified public accountant, Ms. Smith brings a wealth of retail, finance, and corporate governance knowledge and experience to the board. Prior to her retirement in September of 2007, Ms. Smith co-founded Phillips-Smith-Machens Venture Partners, a venture capital firm which invested in retail and consumer businesses. Prior to that, Ms. Smith served as the executive vice president of finance and administration for Pearl Health Services, the world’s largest retail optical chain. Ms. Smith currently serves as lead director of Brinker International, Inc. Previously, Ms. Smith has served as a director of numerous public retailers, including Michaels Stores, Inc., Cheap Tickets, Inc., Hot Topic, Inc., and BizMart, Inc. and as a director and chairman of the Federal Reserve Bank of Dallas. In her role as director on other boards, Ms. Smith has served on audit, compensation and nominating and governance committees and has chaired audit and compensation committees.

The board of directors unanimously recommends a vote “FOR” the election of each of the above-named nominees as a director.

PROPOSAL NO. 2 – Proposal to Approve the Material Terms of the Performance Goals Under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan for the Purposes of Compensation Deductibility Under Section 162(m) of the Internal Revenue Code

The board of directors recommends that shareholders approve the material terms of the performance goals under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan, Restated as Amended through March 25, 2011. The purpose of asking shareholders to approve the performance goals under the plan is so that certain incentive awards granted under the plan may continue to qualify as tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

Section 162(m) generally denies public companies like Pier 1 Imports a federal income deduction for compensation paid to the chief executive officer or any of the three other most highly compensated officers (not including the principal financial officer) that exceeds $1,000,000 for each such officer during the tax year. There is, however, an exception to this limit on deductibility for compensation that satisfies certain conditions for “qualified performance-based compensation” as set forth under Section 162(m). One of the conditions requires shareholder approval every five years of the material terms of the performance goals of the plan under which the compensation will be paid. Pier 1 Imports’ shareholders previously approved the plan, including the material terms of the performance goals under the plan, at the annual meeting of shareholders on June 22, 2006.

For purposes of Section 162(m), the material terms of the performance goals include:

•	the employees eligible to receive compensation under the plan;

•	a description of the business criteria on which the performance goals are based; and

•	the maximum award that can be paid to an employee under the performance goals.

Each of these aspects of the performance goals is discussed below.

Eligibility and Participation

The 2006 plan is administered by the compensation committee of the board of directors and all members of the compensation committee are independent directors. The plan authorizes the compensation committee to grant awards to employees of Pier 1 Imports and its affiliates and directors of Pier 1 Imports. Based on past compensation practices, Pier 1 Imports expects that a range of 600 to 650 persons annually will receive awards under the plan.

Business Criteria on Which Performance Goals are Based

The compensation committee may grant performance awards that may be paid in shares of common stock, cash or a combination of both. The compensation committee will establish the number of shares subject to or the maximum cash value of the performance award, as applicable, and the performance period over which the performance applicable to the award will be measured, and the performance measures which constitute the business criteria on which the performance goal for a performance award is based. The performance measures established by the compensation committee for a performance award will be based on the following business criteria, either individually, alternatively, or in any combination:

•	the fair market value of Pier 1 Imports’ common stock;

•	Pier 1 Imports’ earnings per share;

•	Pier 1 Imports’ or an affiliate’s market share;

•	the market share of a business unit of Pier 1 Imports designated by the compensation committee;

•	Pier 1 Imports’ or an affiliate’s sales;

•	the sales of a business unit of Pier 1 Imports designated by the compensation committee;

•	the net income (before or after taxes) of Pier 1 Imports, an affiliate or any business unit of Pier 1 Imports designated by the compensation committee;

•

the cash flow (including one or more of cash flows from operating, investing and financing activities) or return on investment of Pier 1 Imports, an affiliate or any business unit of Pier 1 Imports designated by the compensation committee;

•

the earnings or income before or after interest, taxes, depreciation, and/or amortization of Pier 1 Imports, an affiliate or any business unit of Pier 1 Imports designated by the compensation committee (including but not limited to earnings [including one or more of net profit after tax; gross profit; operating profit; earnings before interest; earnings before interest and taxes; earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; and net earnings], earnings per share, earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income and margins [including one or more of gross, operating and net income margins]);

•

economic value added (measured by factors such as sales, revenues, costs, expenses, returns [including one or more of return on actual or proforma assets, net assets, non-cash assets, equity, common equity, investment, capital, invested capital, and net capital employed], economic value added, cash generation, cost reductions, unit volume, working capital and strategic plan development and implementation);

•	the return on capital, assets or shareholders’ equity achieved by Pier 1 Imports or an affiliate; or

•	the total shareholders’ return (including total shareholder return relative to an index or peer group) achieved by Pier 1 Imports.

Performance measures established for an award may thereafter be subject to adjustment for specified significant unusual or non-recurring or recurring non-cash items or events, including but not limited to (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 [now codified as the Financial Accounting Standards Board’s Accounting Codification Standards subtopic 225-20, Extraordinary and Unusual Items] and/or unusual or non-recurring items discussed in management’s discussion and analysis of financial condition and results of operations appearing in Pier 1 Imports’ annual report to shareholders for the applicable year; (f) discontinued operations, acquisitions or divestitures; and (g) foreign exchange and/or currency translation gains and losses. The performance measures may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of Pier 1 Imports, or any affiliate, division (including business units and lines of business), or department of Pier 1 Imports.

Maximum Award

The maximum number of shares of Pier 1 Imports’ common stock that may be subject to awards denominated in shares of Pier 1 Imports’ common stock granted to any one individual during any calendar year may not exceed 375,000 shares and the maximum amount of compensation that may be paid under all performance awards denominated in cash (including the fair market value of any shares paid in satisfaction of such performance awards) granted to any one individual during any calendar year may not exceed $3 million.

General

The board of directors believes that it is in the best interests of Pier 1 Imports and its shareholders to enable Pier 1 Imports to implement compensation arrangements that qualify as tax-deductible performance-based compensation under the 2006 plan. The board of directors is therefore asking shareholders to approve, for Section 162(m) purposes, the material terms of the performance goals set forth above. However, nothing in this proposal precludes the board of directors or the compensation committee from making any payment or granting awards that do not qualify for tax deductibility under Section 162(m).

Shareholders are not being asked to approve any amendment to the plan or to re-approve the plan itself. The complete text of the plan can be found as Exhibit 10.10 to the 2011 Form 10-K.

Vote Required

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on this proposal is required to approve the material terms of the performance goals under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan for the purposes of compensation deductibility under Section 162(m) of the Internal Revenue Code. Abstentions will be counted as represented and entitled to vote on this proposal and will have the effect of a vote “AGAINST” the proposal. Broker non-votes will not be considered entitled to vote on this proposal and will not be counted in determining the number of shares necessary for approval of the proposal.

The board of directors unanimously recommends a vote “FOR” approval of the material terms of the performance goals under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan for the purposes of compensation deductibility under Section 162(m) of the Internal Revenue Code.

PROPOSAL NO. 3 – A Non-binding, Advisory Vote Approving the Compensation of Pier 1 Imports’ Named Executive Officers as Disclosed Pursuant to the Compensation Disclosure Rules of the Securities and Exchange Commission, Including the Compensation Discussion and Analysis, Compensation Tables and Narrative Discussion Below Under the Caption “Executive Compensation”

General Information

Recently enacted federal legislation (Section 14A of the Exchange Act) requires that we include in this proxy statement a non-binding shareholder vote on our executive compensation as described in this proxy statement (commonly referred to as “Say-on-Pay”) and a non-binding shareholder vote on whether the Say-on-Pay vote should occur every year, every other year, or every three years as provided for in PROPOSAL NO. 4 below. Shareholders are being asked to vote on the following resolution:

RESOLVED, that the compensation of Pier 1 Imports’ named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The compensation of our named executive officers, as disclosed by the Compensation Discussion and Analysis, compensation tables and narrative discussion, is shown below under the caption “Executive Compensation.” As discussed in those disclosures, we believe that our compensation policies, principles, objectives and practices are focused on pay-for-performance and are strongly aligned with the long-term interests of our shareholders. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead Pier 1 Imports successfully in a competitive environment.

Your vote on this proposal is advisory, and therefore not binding on Pier 1 Imports, the compensation committee, or the board of directors. The vote will not be construed to create or imply any change to the fiduciary duties of Pier 1 Imports or the board of directors, or to create or imply any additional fiduciary duties for Pier 1 Imports or the board of directors. However, our board of directors values the opinions of our shareholders, and, if the shareholders do not adopt the resolution set forth above, we will consider our shareholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on this proposal is required to approve the compensation of Pier 1 Imports’ named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion below under the caption “Executive Compensation.” Abstentions will be counted as represented and entitled to vote on this proposal and will have the effect of a vote “AGAINST” the proposal. Broker non-votes will not be considered entitled to vote on this proposal and will not be counted in determining the number of shares necessary for approval of the proposal.

The board of directors unanimously recommends a vote “FOR” the proposal to approve the compensation of Pier 1 Imports’ named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion below under the caption “Executive Compensation.”

PROPOSAL NO. 4 – A Non-binding, Advisory Vote Regarding the Frequency of Future Voting on the Compensation of Pier 1 Imports’ Named Executive Officers

General Information

As required by Section 14A of the Exchange Act, Pier 1 Imports is also providing shareholders an advisory vote on the frequency with which Pier 1 Imports’ shareholders will have an advisory vote on executive compensation similar to PROPOSAL NO. 3 above.

Pier 1 Imports is presenting this proposal, which gives you as a shareholder the opportunity to inform Pier 1 Imports as to how often you wish to include a proposal, similar to PROPOSAL NO. 3 above, in our proxy statement. In particular, we are asking whether the advisory vote should occur every year, every other year, or every three years. Pier 1 Imports asks that you support a frequency period of every year (an annual vote) for future non-binding, advisory shareholder votes on the compensation of our named executive officers.

Pier 1 Imports’ compensation policies and procedures are developed with short- and long-term objectives in mind, which is consistent with annual shareholder approval. Setting an annual period for holding this shareholder vote will enhance shareholder communication by providing a clear, simple means for Pier 1 Imports to obtain information on investor sentiment about our executive compensation policies, principles, objectives and practices. We believe an annual advisory vote will be the most effective timeframe to engage with shareholders to understand and respond to the vote results.

As with your vote on PROPOSAL NO. 3 above, your vote on this proposal is advisory, and therefore not binding on Pier 1 Imports, the compensation committee, or the board of directors. The vote will not be construed to create or imply any change to the fiduciary duties of Pier 1 Imports or the board of directors, or to create or imply any additional fiduciary duties for Pier 1 Imports or the board of directors. However, our board of directors values the opinion of our shareholders and if the frequency period of every year does not receive the highest number of votes, we will consider our shareholders’ concerns and the board of directors will evaluate any appropriate next steps.

Shareholders have the opportunity to choose among four options (holding the vote every year, every other year, or every three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the board of directors. The frequency (every year, every other year, or every three years) that receives the highest number of votes of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on this proposal will indicate the choice of shareholders as the frequency for future non-binding, advisory shareholder votes on the compensation of Pier 1 Imports’ named executive officers. Because Section 14A prescribes the format in which this proposal is submitted to shareholders, and does not permit the customary “FOR,” “AGAINST” and “ABSTAIN” choices, abstentions will not be counted as a vote for or against any of the choices. Broker non-votes will not be considered entitled to vote on this proposal and will not be counted.

The board of directors unanimously recommends a vote for a frequency of “EVERY YEAR” for future non-binding, advisory shareholder votes on the compensation of Pier 1 Imports’ named executive officers.

PROPOSAL NO. 5 – Proposal to Ratify the Audit Committee’s Approval to Engage Ernst & Young LLP as Pier 1 Imports’ Independent Registered Public Accounting Firm for Fiscal 2012

The audit committee has approved engaging Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm for fiscal 2012. Ernst & Young LLP served as Pier 1 Imports’ independent registered public accounting firm for fiscal 2011 and has served in that capacity since fiscal 1996. Although approval or ratification of such engagement is not required, Pier 1 Imports is seeking the shareholders’ ratification of the audit committee’s approval to engage Ernst & Young LLP because we believe that allowing shareholders to express their view on the matter is good corporate governance. SEC Rule 10A-3(b)2 requires that the audit committee “…must be directly responsible for the appointment…of any registered public accounting firm….” Since the audit committee must follow this requirement, the ratification is not binding on Pier 1 Imports. Any failure of the shareholders to ratify the audit committee’s approval to engage Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm would, however, be considered by the audit committee in determining whether to engage Ernst & Young LLP.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on this proposal is required to ratify the approval to engage Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm for fiscal 2012. Abstentions will be counted as represented and entitled to vote on this proposal and will have the effect of a vote “AGAINST” the proposal.

The board of directors unanimously recommends a vote “FOR” the ratification of the audit committee’s approval to engage Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm for fiscal 2012.

Relationship with Independent Registered Public Accounting Firm

The audit committee is directly responsible for the appointment, compensation, retention and oversight of Pier 1 Imports’ independent registered public accounting firm. As described above, the audit committee has approved the engagement of Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm for fiscal 2012.

The audit committee appointed Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm for fiscal 2011 and the shareholders ratified the appointment at the annual meeting of the shareholders held on June 29, 2010. A representative of Ernst & Young LLP is expected to be present at the annual meeting of shareholders and will be given the opportunity to make a statement if he or she so desires and to respond to appropriate questions from shareholders.

Independent Registered Public Accounting Firm Fees

The following table presents fees incurred for professional services rendered by Ernst & Young LLP, Pier 1 Imports’ independent registered public accounting firm, for fiscal years ended February 26, 2011 and February 27, 2010.

	February 26, 2011	February 27, 2010
Audit Fees(1)	$904,245	$1,003,750
Audit Related Fees(2)	$20,000	$45,179
Tax Fees(3)	$66,885	$164,589
All Other Fees(4)	$2,160	$2,160

Total Fees	$993,290	$1,215,678

(1)	Includes fees for services related to the annual audit of the consolidated financial statements, required statutory audits, reviews of Pier 1 Imports’ quarterly reports on Form 10-Q, the registered public accounting firm’s report on Pier 1 Imports’ internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002, and registration statements during the respective periods.

(2)	Includes fees for services related to the Pier 1 Imports, Inc. Stock Purchase Plan audit.

(3)	Includes fees for services related to tax compliance, tax advice and tax planning.

(4)	Includes fees for subscription to online research tool.

Pre-approval of Nonaudit Fees

The audit committee has adopted a policy that requires advance approval of all audit, audit related, tax and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the audit committee of specifically defined audit, audit related and tax services. Unless the specific service has been previously pre-approved with respect to a fiscal year, the audit committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The audit committee has delegated to the chairman of the audit committee authority to approve permitted services up to $50,000 per engagement provided that the chairman reports any pre-approval decisions to the committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

Each member of the audit committee is an independent director, pursuant to the independence requirements of the SEC and NYSE. In accordance with the committee’s written charter, the committee assists the board of directors in overseeing the quality and integrity of Pier 1 Imports’ accounting, auditing and financial reporting practices. In performing its oversight function, the committee reviewed and discussed Pier 1 Imports’ audited consolidated financial statements as of and for the fiscal year ended February 26, 2011 with management and Pier 1 Imports’ independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The committee also discussed with Pier 1 Imports’ independent registered public accounting firm all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the consolidated financial statements.

The committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the firm and Pier 1 Imports that might affect the firm’s independence consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The committee also discussed with the registered public accounting firm any relationships that may have an impact on its objectivity and independence and satisfied ourselves that the registered public accounting firm is independent. The committee also considered whether the provision of non-audit services by Ernst & Young LLP, Pier 1 Imports’ independent registered public accounting firm for fiscal 2011, to Pier 1 Imports is compatible with maintaining Ernst & Young LLP’s independence.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the committee recommended to the board of directors that Pier 1 Imports’ audited consolidated financial statements be included in Pier 1 Imports’ Annual Report on Form 10-K for the fiscal year ended February 26, 2011, for filing with the SEC.

AUDIT COMMITTEE

Terry E. London, Chairman

Michael R. Ferrari

Cece Smith

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis below. Based on the review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in Pier 1 Imports’ proxy statement.

COMPENSATION COMMITTEE

John H. Burgoyne, Chairman

Cece Smith

Compensation Discussion and Analysis

Pier 1 Imports is a global importer and is one of North America’s largest specialty retailers of imported decorative home furnishings and gifts. Pier 1 Imports directly imports merchandise from more than 50 countries, and sells a wide variety of decorative accessories, furniture, and seasonal assortments in its stores. Pier 1 Imports conducts business as one operating segment and operates more than 1,000 stores in the United States and Canada under the name Pier 1 Imports.

The purpose of this Compensation Discussion and Analysis disclosure is to provide material information about Pier 1 Imports’ compensation policies, principles, objectives and practices for its named executive officers for fiscal 2011 and to put into perspective the tabular disclosures and related narratives that follow it.

Executive Summary

The executive officers’ decisions and leadership over the past four years, even throughout the worst recessionary business climate in recent history, positioned Pier 1 Imports to achieve significantly improved and profitable operating performance in fiscal 2011, some highlights of which are detailed below:

•	delivered a 10.9% annual comparable store sales increase resulting from increases in traffic, conversion rate and average ticket;

•	delivered a company historical high merchandise margin of 58.6% of sales for fiscal 2011;

•	delivered annual operating income for the first time in six years, an improvement of $107 million over the prior fiscal year, and which was 7.4% of sales for fiscal 2011;

•	reported net income in each of the four quarters during a fiscal year for the first time in six years;

•	increased sales per retail square foot to $168 at fiscal 2011 year-end, up from $152 per retail square foot at fiscal 2010 year-end;

•	repaid in full all outstanding 6.375% Convertible Senior Notes due 2036;

•	maintained a strong balance sheet at year-end with $301.5 million in cash, inventory relatively flat to fiscal 2010 year-end levels and $9.5 million in long-term debt; and

•	delivered a total shareholder return of approximately 60% in fiscal 2011.

During fiscal 2011, Pier 1 Imports re-positioned from a defensive to an offensive mode and continued to plan for its future by designing a three-year growth plan to drive sales and further improve profitability in order to increase shareholder value. The board of directors approved the three-year growth plan and Pier 1 Imports will implement the following initiatives in fiscal 2012 in connection with the plan:

•	a clearly defined capital allocation policy in support of business priorities and objectives that have solid and realizable returns;

•	a program to invest $200 million over the next three years in initiatives such as the entry into e-commerce, improvements to existing stores, store portfolio expansion, and technology development; and

•	a $100 million share repurchase program to return value to shareholders.

During fiscal 2011, Pier 1 Imports enhanced its compensation programs by:

•	implementing voluntary stock ownership guidelines for senior management to complement existing voluntary stock ownership guidelines for our non-employee directors;

•	adopting a new deferred compensation program with variable returns versus our existing deferred compensation arrangement which contained pre-set levels of return;

•	beginning the fiscal year with a renewed and extended employment agreement for Pier 1 Imports’ chief executive officer;

•	increasing the payout for maximum performance under our short-term incentive cash awards to 200% from 150% of target; and

•	maintaining current executive officer base salary levels with only a slight increase in one named executive officer’s base salary.

Compensation Policies, Principles, Objectives and Practices

Pier 1 Imports’ proven success and continuation of that success depends, in large part, on our ability to successfully attract, motivate and retain a qualified management team. Sourcing qualified candidates to fill important positions within Pier 1 Imports is challenging given the highly competitive retail environment. Accordingly, Pier 1 Imports’ overall compensation philosophy is that our executive compensation plan should be structured to attract and retain highly skilled and motivated individuals who will lead Pier 1 Imports to successful performance that is consistent with shareholders’ expectations. Pier 1 Imports accomplishes this by creating total compensation packages which are competitive in the retail industry, fair and equitable among the executives, and which provide strong incentives for the long-term success and performance of Pier 1 Imports.

Pier 1 Imports provides both short-term and long-term incentives to our executives for the effective management of major functions, teamwork, and effective expense control. Success on these fronts leads to the overall success of Pier 1 Imports. Pier 1 Imports believes that as an executive’s level of responsibility increases, a greater portion of that executive’s potential total compensation should come from performance-based plans. This aligns management’s interests with shareholders’ interests as the executive’s potential total compensation will only increase when Pier 1 Imports’ performance improves.

Pier 1 Imports generally targets total compensation packages for executive officers at the 50th percentile of Pier 1 Imports’ peer group when Pier 1 Imports achieves planned financial and operational goals. Pier 1 Imports designs its total compensation packages to provide pay above the 50th percentile of pay compared to its peer group when Pier 1 Imports’ results significantly exceed planned financial and operational goals.

At the beginning of 2011, Pier 1 Imports used a group of peer companies to benchmark short-term incentive and long-term incentive elements of total compensation and non-employee director compensation. The peer group included the following companies which at that time were publicly traded and were direct competitors, retail industry competitors, and/or local area competitors for executive talent:

• Bed Bath & Beyond Inc. • Blockbuster Inc. • Borders Group, Inc. • Charming Shoppes, Inc. • Cost Plus, Inc. • Dick’s Sporting Goods, Inc.	• Fossil, Inc. • J.Crew Group, Inc. • Jo-Ann Stores, Inc. • Kirkland’s, Inc. • Liz Claiborne, Inc. • PetSmart, Inc.	• RadioShack Corporation • Ross Stores, Inc. • Stein Mart, Inc. • Tuesday Morning Corporation • Williams-Sonoma, Inc. • Zale Corporation

Data for these companies was provided by Towers Watson & Co., the compensation committee’s executive compensation consultant at that time.

Executive Compensation Components

In addition to base salary, short-term incentives, and long-term incentives, Pier 1 Imports’ compensation program in fiscal 2011 included retirement plans and Mr. Smith’s employment agreement, which is discussed separately below under the caption “Chief Executive Officer Employment Agreement.” The following table (Table 1) explains the intended purposes and specific features of the direct compensation components of Pier 1 Imports’ executive compensation program for fiscal 2011:

Table 1

Compensation Component	Intended Purpose	Specific Features for Pier 1 Imports Executives	Targeted Proportion of Total Direct Compensation
			CEO	Other NEO’s
Base Salary	To provide a fixed amount of compensation that is commensurate with market conditions for similar jobs and to aid in the attraction and retention of key executives.

Pier 1 Imports recognizes individual experience, skill, level of responsibility and performance over time to set base pay levels and generally targets the 50th percentile or “at market” within the context of the national retail market.

Changes to base pay may be made based on individual and company performance, pay in relation to other peers and the external labor market, and increased responsibility.

Depending on the position, base pay is approximately 23% - 45% of total target compensation for executive officers and is in alignment with our philosophy of putting the majority of pay at risk based on corporate performance.

Short-Term Incentive	To motivate executives to
achieve maximum
quarterly and annual
financial and operational
goals and to reward
executives for their
contributions when those
goals are achieved.
Annual short-term
incentives are also used to
align competitive pay
levels on an annual basis.

Provides alignment of our executive team interests with our short-term corporate operating objectives. These annual objectives are tied to the overall strategic mission and long-term plan.

Design allows incentive targets for executive officers to vary by individual after consideration of relevant market and peer group compensation information, individual job responsibilities and other relevant information as appropriate given the needs of the business.

Designed to capitalize on the previous financial turnaround efforts of Pier 1 Imports, and focus management on increasing operating profitability on a year-over-year basis, with no payouts in fiscal 2011 unless Pier 1 Imports achieved significantly higher results when compared to fiscal 2010.

Annual incentive awards help Pier 1 Imports achieve quarterly financial and operating objectives since a portion of the total annual incentive is tied to quarterly financial and operating results.

Compensation Component	Intended Purpose	Specific Features for Pier 1 Imports Executives	Targeted Proportion of Total Direct Compensation
			CEO	Other NEO’s
Long-Term Incentives (Performance & Time- Based)	To motivate, reward
and retain our
executive team by
designing pay
packages that return
long-term value to
Pier 1 Imports and
its shareholders.
Long-term
incentives allow
executives to
directly share in the
success of Pier 1
Imports through
equity and/or cash-
based programs that
directly align with
shareholder
interests and are
both performance-
based grants to
create value, as well
as time-based
grants to encourage
retention and
stability.

Pier 1 Imports switched from an all cash-based plan in fiscal 2010 to an all equity plan using 100% restricted shares in fiscal 2011.

For fiscal 2011, restricted shares were generally equally divided between time-based restricted shares vesting over three years and performance-based restricted shares vesting on achievement of “profit goal” targets over three years.

Pier 1 Imports introduced voluntary stock ownership guidelines in fiscal 2011 and believes this will further align executive interests with our shareholders.

Pier 1 Imports feels strongly that our executive team’s interest should be closely aligned to the long-term interests of our shareholders and providing a substantial portion of total compensation in the form of stock combined with the newly implemented stock-ownership guidelines helps align the interests of our executive team and our shareholders.

Total Direct Compensation	The sum total of all elements of the remuneration program provided to executive officers.	Generally targeting the median of the market for planned/goal performance. Provides upside above the 50th percentile of the market for significant achievement above target performance.

Base Salary – Pier 1 Imports designs the base salary to provide a fixed amount of compensation that is commensurate with the market conditions for similar jobs and to aid in the attraction and retention of key executives. The aspects of individual performance that may be considered in the determination of each executive’s base salary include the individual’s contribution to achieving operating goals, expense control and expense reduction, profitability, and performance as compared to planned results. In addition, the following factors may be considered when assessing the performance of each named executive officer: thought leadership (analysis, judgment, and financial acumen), results leadership (planning and execution), people leadership (influence and execution), and personal leadership (the ability to trust, adapt and learn). Additional information regarding Pier 1 Imports’ considerations relating to base salary is detailed in Table 1 above.

In fiscal 2011, Pier 1 Imports management, through its human resources compensation group and Pier 1 Imports’ chief executive officer, recommended to the compensation committee only targeted increases to certain executives and no “across the board” base salary increase for Pier 1 Imports’ named executive officers. The compensation committee agreed to support management’s recommendation and approved no increases in base salary for the named executive officers, except for Ms. Leite who received a market-based adjustment to her base salary.

Short-term Incentives – Pier 1 Imports designs short-term incentive cash awards to motivate executives to achieve superior quarterly and annual financial and operational performance for Pier 1 Imports and to reward an executive’s contribution towards achieving that financial performance.

During fiscal 2011, Pier 1 Imports’ short-term incentive plan for its executives used a performance measure of adjusted consolidated operating cash earnings before interest, taxes, depreciation, and amortization from all domestic and international operations, but not including discontinued operations, unusual or non-recurring charges nor recurring non-cash items. For discussion purposes we refer to this performance measure as the Profit Goal. The Profit Goal was selected as the appropriate financial measure because it focuses on factors that an individual participant’s actions can affect. Pier 1 Imports believes the Profit Goal is a better measure of core operating performance because it eliminates the effects of financing and tax decisions as well as unusual charges and more closely reflects cash being generated by Pier 1 Imports’ ongoing core operations. Also, designing the short-term incentive Profit Goal specifically around Pier 1 Imports’ improved financial and operational performance reinforces Pier 1 Imports’ turnaround strategy thereby leading to increased profitability over time. Additional information and factors relating to Pier 1 Imports’ fiscal 2011 annual short-term incentive program are included in Table 1 above.

These factors were discussed with the compensation committee and, as a result, the compensation committee approved the plan and set quarterly and annual Profit Goal target levels for fiscal 2011. The Profit Goal targets and the actual Pier 1 Imports’ results are shown in Table 2 below.

Table 2

Pier 1 Imports’ Fiscal 2011 Quarterly and Annual Profit Goal Short-Term Incentive
Fiscal Year 2011	Target	Actual Results
1st Quarter	($4,500,000)	$14,200,000
2nd Quarter	($2,400,000)	$21,600,000
3rd Quarter	$15,700,000	$27,800,000
4th Quarter	$51,200,000	$65,100,000
Annual Target	$60,000,000	$128,700,000

The fiscal 2011 targeted annual Profit Goal of $60,000,000 represented an approximate 88% increase over the actual results of the annual Profit Goal for fiscal 2010 of $31,900,000. The fiscal 2011 targeted annual Profit Goal supported our shift in focus from returning to profitability, which was achieved in fiscal 2010, to increasing our profitability in fiscal 2011.

The Pier 1 Imports’ fiscal 2011 short-term incentive program had two primary components, the annual component and the quarterly component. Each named executive officer’s fiscal 2011 short-term incentive potential (which was expressed as a percentage of the officer’s base salary) was divided equally between the quarterly and annual component. Additional information regarding the named executive officers’ fiscal 2011 incentive targets and the quarterly and annual component details are shown in Table 3 below.

Table 3

Named Executive Officer	Fiscal 2011 Short-Term Incentive Potential		Quarterly Incentive Component					Annual Incentive Component
		=	Q1	Q2	Q3	Q4	+	Threshold 50%	Target 100%	Maximum 300%
CEO	100%		12.5%	12.5%	12.5%	12.5%		25%	50%	150%
CFO & EVP	75%		9.375%	9.375%	9.375%	9.375%		18.75%	37.5%	112.5%
The short-term incentive opportunity for the named executive officers (expressed as a percentage of base salary) was comprised of 2 components, the quarterly incentive component and the annual incentive component.			The quarterly incentive component was based on the achievement of each fiscal quarter’s targeted Profit Goal. Each quarter was measured independently on a pass or fail basis and was paid out at either 100% upon successful achievement of the targeted quarterly Profit Goal, or 0% if the goal was not met.					The annual incentive component was based on the achievement of the targeted annual Profit Goal, which is the cumulative total for the quarterly targeted Profit Goals for the fiscal year. The threshold Profit Goal that would result in a 50% payout of the annual component of the short-term incentive target was $40,000,000. Achieving the target Profit Goal of $60,000,000 would result in a 100% payout. A maximum payout of 300% would occur if the annual Profit Goal met or exceeded $96,000,000.

The plan required participants to be employed with Pier 1 Imports at the end of each respective quarter and year-end to receive an incentive cash award, if any, for that performance period. The plan allowed Pier 1 Imports’ chief executive officer to reduce the cash award of a participant as a result of individual performance. Pier 1 Imports believes that these target percentage levels were competitive when compared to Pier 1 Imports’ peer group as identified at the beginning of the fiscal year.

The actual quarterly Profit Goals shown in Table 2 above resulted in participants earning 100% of their fiscal 2011 quarterly incentive cash awards. The actual annual Profit Goal attained for fiscal 2011 was $128,700,000 and the short-term incentive plan achieved its desired intent of increasing the operational and financial year-over-year performance of Pier 1 Imports. That actual annual Profit Goal resulted in participants earning the maximum of their annual incentive cash award. When combined, the quarterly and annual incentive cash awards had the effect of each participant’s short-term incentive cash award equaling 200% of their respective fiscal 2011 short-term incentive potential.

Long-term Incentives – Pier 1 Imports designs its long-term incentive awards to support Pier 1 Imports’ overall objectives of long-term company profitability, competitiveness in the retail industry, and retention of executives. Pier 1 Imports’ long-term incentive plan for fiscal 2011 was comprised of restricted stock grants that were equally divided between time-based and performance-based shares, except for Mr. Turner who was granted an additional 18,000 time-based shares in special recognition for his long-term contributions in returning Pier 1 Imports to profitability. Pier 1 Imports believes that restricted stock provides a long-term incentive opportunity that is both competitive in the retail industry and serves as a retention tool.

The restrictions on time-based shares lapse over a 3-year period and vested 33% on April 9, 2011, and will vest 33% on April 9, 2012 and 34% on April 9, 2013 provided that the participant is employed on each such date. A summary of the time-based shares awarded to the named-executive officers in fiscal 2011 is included in Table 4 below.

Table 4

Named Executive Officer	Time-Based Shares (#)	Vesting
Charles H. Turner	42,000	33% on 4/9/2011 33% on 4/9/2012 34% on 4/9/2013
Catherine David	18,000	33% on 4/9/2011 33% on 4/9/2012 34% on 4/9/2013
Gregory S. Humenesky	12,500	33% on 4/9/2011 33% on 4/9/2012 34% on 4/9/2013
Sharon M. Leite	15,500	33% on 4/9/2011 33% on 4/9/2012 34% on 4/9/2013

The performance-based shares granted in fiscal 2011 vest 33% upon Pier 1 Imports satisfying the targeted Profit Goal established by the compensation committee for fiscal 2011 (the same measure utilized for the annual short-term incentives described above) and will vest 33% and 34% for each of the following two fiscal years, respectively, upon Pier 1 Imports satisfying the targeted Profit Goal established by the compensation committee for the respective fiscal year. Vesting for each fiscal year is also conditioned upon the named executive officer being employed on the date of filing of Pier 1 Imports’ annual report on Form 10-K with the SEC for the applicable fiscal year.

With respect to the number of performance-based shares that vest based on satisfying the targeted Profit Goal for a given fiscal year, vesting will occur pursuant to the following schedule (with interpolation between the levels):

100% of the Profit Goal target – 100% of the shares;

96% of the Profit Goal target – 90% of the shares;

92% of the Profit Goal target – 80% of the shares;

88% of the Profit Goal target – 70% of the shares;

       84% of the Profit Goal target – 60% of the shares; and

80% of the Profit Goal target – 50% of the shares.

Over each three-year performance (vesting) period, if the targeted Profit Goal is not satisfied in any fiscal year, those performance-based shares that do not vest may still vest if the sum of consecutive years’ Profit Goals equals or exceeds the sum of the individual consecutive fiscal year Profit Goal targets.

The long-term restricted stock award potential of a named executive officer was generally targeted between 50% – 70%, depending on the officer, of his or her fiscal 2011 annual base salary if the cumulative three-year Profit Goal target was reached. A summary of the long-term incentive performance-based restricted stock awards granted to the named executive officers in fiscal 2011 is included in Table 5 below.

Table 5

Named Executive Officer	Performance- Based Shares Granted (#)	Fiscal Year Performance Period	Performance-Based Shares Vesting (#)
Charles H. Turner	24,000	FY 2011 FY 2012 FY 2013	7,920 7,920 8,160
Catherine David	18,000	FY 2011 FY 2012 FY 2013	5,940 5,940 6,120
Gregory S. Humenesky	12,500	FY 2011 FY 2012 FY 2013	4,125 4,125 4,250
Sharon M. Leite	15,500	FY 2011 FY 2012 FY 2013	5,115 5,115 5,270

The Profit Goal for fiscal 2011 of $60,000,000 was exceeded as shown in Table 2 above and 33% of the performance-based shares vested upon the date of filing of Pier 1 Imports’ annual report on Form 10-K for fiscal 2011.

Pier 1 Imports’ chief executive officer, Mr. Smith, did not participate in the fiscal 2011 long-term incentive equity award given his grants of restricted stock pursuant to his renewed and extended employment agreement described below.

Other Compensation – Pier 1 Imports reserves the right to pay discretionary bonuses outside of the short-term incentive program. No employee has a guaranteed right to any discretionary bonus as a substitute for a short-term incentive cash award in the event performance targets are not met. Given the exceptional results for fiscal 2011 as reported above, the compensation committee, with the board of directors’ concurrence, on March 25, 2011 awarded each named executive officer a discretionary bonus for their contributions towards Pier 1 Imports’ exceeding the fiscal 2011 financial expectations. Those discretionary bonus amounts are shown for Fiscal Year 2011 in the table included below under the caption “Summary Compensation Table for the Fiscal Years Ended February 26, 2011, February 27, 2010 and February 28, 2009.”

Retirement and Other Plans – Pier 1 Imports offers a supplemental retirement plan which is designed to provide certain executives with post-employment financial security and to mitigate the effects of deferral limitations on highly compensated individuals in qualified plans such as Pier 1 Imports’ 401(k) plan. The plan also assists Pier 1 Imports in attracting and retaining executives. The plan is described and discussed below under the caption “Pension Benefits Table for the Fiscal Year Ended February 26, 2011.”

In addition, Pier 1 Imports offered a non-qualified deferred compensation plan known as the Pier 1 Benefit Restoration Plan II to its executives and key members of management. This plan is designed to provide post-employment financial security and to mitigate the effects of deferral limitations on highly compensated individuals in qualified plans such as Pier 1 Imports’ 401(k) plan. The plan also assists Pier 1 Imports in attracting and retaining executives and key members of management. During fiscal 2011, Pier 1 Imports closed the Pier 1 Benefit Restoration Plan II to further deferral elections by participants and established a new non-qualified deferred compensation plan, known as the Pier 1 Imports, Inc. Deferred Compensation Plan. Both plans are described and discussed below under the caption “Non-Qualified Deferred Compensation Table for the Fiscal Year Ended February 26, 2011.”

Chief Executive Officer Employment Agreement – Mr. Smith and Pier 1 Imports have entered into an employment agreement for Mr. Smith’s employment as Pier 1 Imports’ president and chief executive officer. Pier 1 Imports utilizes an employment agreement to create continuity of Mr. Smith’s services and to mitigate Mr. Smith’s risk of involuntary termination (other than for cause) or Mr. Smith’s voluntary termination based on a good reason, both events as defined in the agreement.

On December 15, 2009, Mr. Smith and Pier 1 Imports entered into a renewal and extension of the employment agreement that expired on February 27, 2010. The renewal and extension was effective February 28, 2010, the first day of fiscal 2011. The term of the employment agreement is for three fiscal years ending on March 2, 2013, and is renewable one fiscal year at a time beginning on March 3, 2013 unless Pier 1 Imports or Mr. Smith gives notice of non-renewal at least 60 days prior to that date.

Pursuant to the renewal and extension, Mr. Smith’s base salary is $1,050,000 per year, which amount may be adjusted from time-to-time by the compensation committee. He also is eligible to participate in Pier 1 Imports’ short-term and long-term incentive cash awards during the renewal term.

Also, pursuant to the renewal and extension, Mr. Smith received a grant of 375,000 shares of time-based restricted stock on December 18, 2009, under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan, with one-third of such shares vesting on December 18, 2010 and the remaining shares vesting one-third per year on the second and third anniversary of the grant date, provided Mr. Smith is employed on such dates.

Also, pursuant to the agreement a grant of 375,000 shares of restricted stock was made to Mr. Smith on February 28, 2010 and February 27, 2011, and an additional grant of 375,000 shares of restricted stock will be made to Mr. Smith on February 26, 2012, provided Mr. Smith is employed on such date. These restricted stock grants vest as follows: (i) one-half of the 375,000 shares of restricted stock are time-based and vest 62,500 shares per year on the last day of the fiscal year in which the grant was made and on the last day of the following two fiscal years, provided Mr. Smith is employed on the last day of each such fiscal year; and (ii) the other one-half of the 375,000 shares of restricted stock are performance-based and vest 62,500 shares upon Pier 1 Imports satisfying the Profit Goal target established by the compensation committee for the fiscal year in which the grant was made and 62,500 shares in each of the following two fiscal years upon Pier 1 Imports satisfying the Profit Goal target established by the compensation committee for the respective fiscal year (each Profit Goal achievement to be determined upon the filing of Pier 1 Imports’ annual report on Form 10-K for the applicable fiscal year) and provided that for each fiscal year Mr. Smith is employed on the last day of each such fiscal year. If the targeted Profit Goal for a particular fiscal year is partially met, then the number of shares that could vest is adjusted as follows (with interpolation between the target levels):

100% of the Profit Goal target – 62,500 shares;

96% of the Profit Goal target – 56,250 shares;

92% of the Profit Goal target – 50,000 shares;

88% of the Profit Goal target – 43,750 shares;

       84% of the Profit Goal target – 37,500 shares; and

80% of the Profit Goal target – 31,250 shares.

Over each three-year performance (vesting) period, if the targeted Profit Goal is not satisfied in any fiscal year, those performance-based shares that do not vest may still vest if the sum of consecutive years’ Profit Goals equals or exceeds the sum of the individual consecutive fiscal year Profit Goal targets.

The Profit Goal target for fiscal 2011 was achieved and 62,500 of the fiscal 2011 (February 28, 2010 grant date) performance-based shares vested.

The renewal and extension continues the following terms from Mr. Smith’s original employment agreement:

•	Non-solicitation and non-competition agreements binding Mr. Smith for one year following termination of employment; and

•

In the event that the total payments and benefits received by Mr. Smith or to be received by Mr. Smith in connection with a change in control of Pier 1 Imports or in connection with Mr. Smith’s termination of employment in respect of such a change in control, whether pursuant to the terms of his employment agreement or any other plan, arrangement or agreement with Pier 1 Imports (“Total Payments”), would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, Pier 1 Imports is obligated to pay to Mr. Smith an additional amount (the “Gross-Up Payment”) such that after payment by Mr. Smith of all taxes (including any excise tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, Mr. Smith retains from the Gross-Up Payment an amount equal to the excise tax imposed upon the Total Payments. The Total Payments subject to the excise tax will be any payments that are “excess parachute payments,” within the meaning of Section 280G(b)(l) of the Internal Revenue Code.

Consistent with Mr. Smith’s original employment agreement, Mr. Smith’s renewed and extended employment agreement specifically excludes a change in control of Pier 1 Imports as grounds for either Pier 1 Imports or Mr. Smith to terminate the agreement, and a change in control of Pier 1 Imports does not constitute a “Good Reason” under the agreement. However, under the Pier 1 Imports, Inc. Supplemental Retirement Plan, as discussed in footnote #1 to the table included under the caption “Potential Payments upon Termination or Change in Control” below, Mr. Smith (like certain other participants) would be entitled to receive the present value of the lump-sum amount of the actuarial equivalent of his benefit assuming that Mr. Smith is involuntarily terminated other than for cause, or leaves the employment of Pier 1 Imports for good reason (as defined in the plan), within 24 months of a change in control (as defined in the plan) of Pier 1 Imports.

Subsequent to the renewal and extension of Mr. Smith’s employment agreement as discussed above, Pier 1 Imports on June 18, 2010, based on a review of executive compensation practices, determined that it will not enter into any new employment agreement with an executive officer, or after that date materially amend Mr. Smith’s existing employment agreement, to provide for gross-up payments designed to offset the impact of the excise tax imposed by Section 4999 of the Internal Revenue Code on payments contingent upon a change in control of Pier 1 Imports.

Under Mr. Smith’s renewed and extended employment agreement, should Mr. Smith’s employment be terminated by Pier 1 Imports without Cause or by Mr. Smith with Good Reason (as such terms are defined in the agreement), then any and all of Mr. Smith’s outstanding restricted stock that has been granted and has not vested will vest. In addition, Mr. Smith will be paid the greater of (1) his compensation and benefits through the end of the employment agreement term; plus an amount equal to the higher of (i) the last annual cash bonus paid to Mr. Smith or (ii) the average of the last three annual cash bonuses paid to Mr. Smith; plus any and all long-term incentive cash award bonuses which have been earned but not paid because the entire performance period has not ended, or (2) a severance amount equal to one full year of Mr. Smith’s then-existing base salary, and any and all long-term incentive cash award bonuses which have been earned but not paid because the entire performance period has not ended. Upon a non-renewal of the employment agreement by Pier 1 Imports, Mr. Smith will be paid the amount stated in (2) above, and any and all of Mr. Smith’s outstanding restricted stock that has been granted and has not vested will vest.

Compensation Determinations and Role of Executive Officers

Fiscal year base pay, short-term incentive and long-term incentive compensation recommendations for the named executive officers were presented to the compensation committee at their meetings in February and March of 2010. The presentation included recommendations of Pier 1 Imports’ chief executive officer and human resources compensation group on those elements of compensation, plus recommended plan design changes, and a summary of all short- and long-term incentive awards to eligible levels of management. From time to time, these types of presentations may include survey data from a peer group of retail companies for the compensation committee’s consideration. That data may include studies and recommendations from independent outside consultants. Generally, the compensation committee approves the fiscal year compensation in March (which is the first fiscal month of the fiscal year) of each year with an effective date in April. Implementation of short- and long-term incentive compensation for the year occurs after compensation committee and board approval.

Pier 1 Imports’ Policy on Share Ownership

The Pier 1 Imports’ board of directors has adopted voluntary stock ownership guidelines for its non-employee directors. These guidelines state that the board of directors believes that each non-employee director should acquire ownership of 50,000 or more shares of Pier 1 Imports’ common stock within five years of becoming a director. Shares counted toward ownership include shares beneficially owned directly or indirectly and DSU’s credited to the non-employee director.

Also, the Pier 1 Imports’ board of directors has adopted voluntary stock ownership guidelines for officers of Pier 1 Imports and its affiliates. These guidelines state that the following level of shares of Pier 1 Imports’ common stock should be acquired within five years of March 1, 2010 or election as an officer of Pier 1 Imports or any of its affiliates if such election is later than March 1, 2010:

Chief Executive Officer	500,000 shares
Executive Vice President	100,000 shares
Senior Vice President	75,000 shares
Vice President	30,000 shares

Shares counted toward ownership include shares beneficially owned directly or indirectly.

Pier 1 Imports has a written insider trading policy that among other things prohibits directors, officers and employees from selling short a Pier 1 Imports security, or trading in options on a Pier 1 Imports security, including calls and puts.

Pier 1 Imports’ Policy on Section 162(m)

Pier 1 Imports considers the effect of limitations on deductibility of compensation for federal income tax purposes. Section 162(m) of the Internal Revenue Code generally denies public companies like Pier 1 Imports a federal income tax deduction for compensation paid to the chief executive officer or any of the three other most highly compensated officers (not including the principal financial officer) that exceeds $1,000,000 for each such officer during the tax year. Qualifying performance-based compensation paid pursuant to plans approved by shareholders is not subject to this deduction limitation. Pier 1 Imports attempts to preserve the federal tax deductibility of compensation to the extent reasonably practicable when doing so is consistent with the executive compensation objectives and goals mentioned above (see PROPOSAL NO. 2 above under the caption “Items of

Business to be Acted Upon at the Meeting”). While Pier 1 Imports is aware of and understands the requirements of Section 162(m), it does not believe that compensation decisions should be based solely upon the amount of compensation that is deductible for federal income tax purposes. Pier 1 Imports may approve elements of compensation for certain officers that are not fully deductible by Pier 1 Imports. For fiscal 2011, the only officer who received compensation that was not fully deductible was Mr. Smith.

Compensation Risk

Although the majority of potential compensation provided to our executive officers is performance-based, we do not believe that Pier 1 Imports’ compensation policies, principles, objectives and practices are structured to promote inappropriate risk taking by our executives. We believe that the focus of Pier 1 Imports’ overall compensation program encourages management to take a balanced approach that focuses on increasing and sustaining Pier 1 Imports’ profitability.

Summary Compensation Table for the Fiscal Years Ended February 26, 2011, February 27, 2010 and February 28, 2009

The following table sets forth a summary of the compensation in the past three fiscal years for services rendered in all capacities to Pier 1 Imports and its subsidiaries by the chief executive officer, chief financial officer and the three other most highly compensated executive officers.

Name & Principal Position	Fiscal Year	Salary(3) ($)	Bonus(4) ($)	Stock Awards(5) ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation(6) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(7) ($)	All Other Compensation(8) ($)	Total ($)
Alexander W. Smith	2011	$1,050,000	$248,719	$406,250		N/A	$2,100,000	$2,597,628	$ 62,172	$6,464,769
President and	2010	$1,050,000	$42,525	$4,359,375	(1)	$328,800	$1,417,500	$ 764,759	$ 38,966	$8,001,925
Chief Executive Officer	2009	$1,049,039	$0	N/A		N/A	$ 0	$ 681,873	$ 6,996	$1,737,908

Charles H. Turner	2011	$460,000	$81,722	$431,309		N/A	$ 775,000	$ 942,011	$ 22,864	$2,712,906
Executive Vice President	2010	$460,000	$14,490	N/A		N/A	$ 568,000	$ 347,281	$ 6,112	$1,395,883
and Chief Financial Officer	2009	$459,423	$0	$117,750		$156,375	$ 0	$ 654,707	$ 22,138	$1,410,393

Catherine David(2)	2011	$400,000	$71,063	$206,842		N/A	$ 657,583	$ 66	$100,361	$1,435,915
Executive Vice President, Merchandising

Gregory S. Humenesky	2011	$330,000	$58,627	$143,640		N/A	$ 550,000	$ 262,117	$ 12,932	$1,357,316
Executive Vice President,	2010	$330,000	$10,395	N/A		N/A	$ 401,500	$ 104,083	$ 7,350	$853,328
Human Resources	2009	$329,423	$0	$111,750		$156,375	$ 0	$ 68,365	$ 9,300	$675,213

Sharon M. Leite	2011	$346,923	$61,588	$178,114		N/A	$ 575,000	$ 26	$ 13,486	$1,175,137
Executive Vice President, Stores	2010	$330,000	$10,395	N/A		N/A	$ 398,613	$ 0	$ 86,985	$825,993
	2009	$329,423	$0	$111,750		$156,375	$ 0	N/A	$ 24,066	$621,614

(1)

Pursuant to the renewal and extension of Mr. Smith’s employment agreement on December 15, 2009, he received a grant of 375,000 shares of time-based restricted stock on December 18, 2009. Additional grants of 375,000 shares of restricted stock were made to Mr. Smith on February 28, 2010 and February 27, 2011. Vesting of one-half of the February 28, 2010 and February 27, 2011 share grants is time-based and vesting of the other half is performance-based. An additional grant of 375,000 shares of restricted stock is to be made to Mr. Smith on February 26, 2012, provided Mr. Smith is employed on such date. One-half of the additional share grant will be time-based vested and the other half will be performance-based vested. Accounting rules pertaining to grants of restricted stock required Pier 1 Imports to start expensing all 937,500 shares of the time-based restricted stock granted and to be granted to Mr. Smith on December 15, 2009, which is the date on which the renewed and extended employment agreement was entered and also the service inception date. On December 15, 2009, each of the 937,500 shares was valued at $4.65 (the closing price of Pier 1 Imports’ common stock on December 15, 2009) and the total aggregate grant date fair value of the shares was included in the Summary Compensation

Table for fiscal 2010. The total value included in the Summary Compensation Table reflects Pier 1 Imports’ accounting expense for these awards, and does not necessarily correspond to the actual value that will be recognized by Mr. Smith. The time-based awards vest over a total period of more than five years.

As of February 26, 2011, only 562,500 of the shares subject to time-based vesting had been legally granted to Mr. Smith; however, Pier 1 Imports is obligated to grant the remaining 375,000 shares subject to time-based vesting (in addition to the shares subject to performance-based vesting) in the future in accordance with his employment agreement.

(2)	Ms. David’s employment began in fiscal 2010 and she was not a named executive officer in fiscal 2010.

(3)	This column represents the amount of base salary paid to the named executive officer during each fiscal year.

(4)	This column represents discretionary bonus amounts earned in fiscal 2011 as described in the Compensation Discussion and Analysis above.

(5)	This column represents the grant date fair value of time-based and performance-based restricted stock awards granted during the fiscal year. These amounts reflect Pier 1 Imports’ accounting expense for these awards in accordance with accounting rules, and do not necessarily correspond to the actual value that will be recognized by the named executive officer. For restricted stock awards, fair value is calculated using the closing price of Pier 1 Imports’ common stock on the date of grant. The closing price on the date of grant for fiscal 2011 grants was $6.50 for Mr. Smith and $8.64 for the other named executive officers. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For performance-based awards, the grant date fair value is based on the probable outcome of Pier 1 Imports achieving performance targets. The amounts in the table assume targets are met and the maximum number of shares awarded will vest.

(6)	This column includes the short-term incentive cash award amounts earned in fiscal 2011 for each named executive officer. This column also includes the amounts earned in fiscal 2011 by each eligible named executive officer under the long-term incentive cash award granted in fiscal 2010. The amounts earned in fiscal 2011 under the fiscal 2010 long-term incentive cash award and payable at the end of fiscal 2012, provided the participant is employed on such date, are $85,000 for Mr. Turner, $58,333 for Ms. David, $55,000 for Mr. Humenesky, and $55,000 for Ms. Leite.

(7)	This column represents the sum of the change in pension value and above market earnings on non-qualified deferred compensation earnings for each of the named executive officers. Neither Ms. Leite nor Ms. David is a participant in a Pier 1 Imports defined benefit plan.

The change in pension values were:

Name	Fiscal 2011	Fiscal 2010	Fiscal 2009
Alexander W. Smith	$2,597,109	$764,755	$681,873

Charles H. Turner	$941,355	$346,637	$654,343

Gregory S. Humenesky	$261,666	$103,615	$68,092

See “Pension Benefits Table for the Fiscal Year Ended February 26, 2011” below for additional information.

The above-market earnings on the non-qualified deferred compensation plan in which the below named executive officers participated were:

Name	Fiscal 2011	Fiscal 2010	Fiscal 2009

Alexander W. Smith	$519	$4	N/A

Charles H. Turner	$656	$644	$364

Catherine David	$66	N/A	N/A

Gregory S. Humenesky	$451	$468	$273

Sharon M. Leite	$26	$0	N/A

Above-market earnings represent the difference between 120% of the long-term applicable federal rate at the time the rate for the plan was selected and the annual interest credited in calendar years 2011, 2010, 2009 and 2008 of 5.99%, 7.47%, 7.39% and 7.03%, respectively, by Pier 1 Imports on salary deferred by the named executive officers plus Pier 1 Imports match amounts under the Pier 1 Benefit Restoration Plan II described below under the caption “Non-Qualified Deferred Compensation Table for the Fiscal Year Ended February 26, 2011.” Additional information about this plan and the indicated named executive officer’s participation is shown in that table.

(8)	The following table describes each component of All Other Compensation for fiscal 2011:

Fiscal 2011 All Other Compensation

Name	Tax Gross- ups(a)	Payments Relating to Employee Savings Plans(b)	Moving and Relocation Expenses(c)	Other Expenses	Total All Other Compensation

Alexander W. Smith	$0	$62,172	$0	$0	$62,172

Charles H. Turner	$0	$22,864	$0	$0	$22,864

Catherine David	$21,710	$21,937	$56,714	$0	$100,361

Gregory S. Humenesky	$0	$12,932	$0	$0	$12,932

Sharon M. Leite	$0	$13,486	$0	$0	$13,486

(a)	All eligible employees of Pier 1 Imports are entitled, pursuant to our relocation policy, to have their wages “grossed-up” to offset the effects of tax liability associated with non-deductible relocation and moving expenses reimbursed to the employee. This column reports an amount of gross-up for taxes paid to Ms. David pursuant to this policy for taxable reimbursements to Ms. David for non-deductible moving and relocation expenses from her residence in Franklin, Tennessee to Fort Worth, Texas, and for non-deductible travel expenses paid by Pier 1 Imports for her travel between Franklin, Tennessee and Fort Worth, Texas during her period of relocation.

(b)	This column reports Pier 1 Imports’ aggregate matching contributions to the named executive officer’s 401(k) savings account, Benefit Restoration Plan II account, Deferred Compensation Plan account and Stock Purchase Plan account.

Those contributions were as follows:

Name	401(k)	BRP II	DCP	SPP	Total

Alexander W. Smith	$8,965	$27,865	$3,635	$21,707	$62,172

Charles H. Turner	$9,473	$4,069	$531	$8,791	$22,864

Catherine David	$9,196	$9,231	$1,385	$2,125	$21,937

Gregory S. Humenesky	$7,540	$0	$1,142	$4,250	$12,932

Sharon M. Leite	$8,965	$3,065	$606	$850	$13,486

Pier 1 Imports’ 401(k) and Stock Purchase Plan are broad based plans available to all eligible employees on a non-discriminatory basis.

(c)	This column reports $48,612 reimbursement paid to Ms. David for her moving and relocation expenses from her residence in Franklin, Tennessee to Fort Worth, Texas, and travel expenses of $8,102 paid by Pier 1 Imports for her travel between Franklin, Tennessee and Fort Worth, Texas during her period of relocation.

Grants of Plan-Based Awards for the Fiscal Year Ended February 26, 2011

As set forth in the Compensation Discussion and Analysis above, during fiscal 2011 Pier 1 Imports granted short-term incentive cash awards pursuant to the Pier 1 Imports, Inc. 2006 Stock Incentive Plan to the named executive officers. Quarterly and annual incentive cash awards are paid if Pier 1 Imports attains certain quarterly and annual Profit Goals. The participant must be employed at the end of the applicable quarter to receive any quarterly incentive cash award and also at the end of the fiscal year to receive any annual incentive cash award. An executive’s incentive cash award threshold, target and maximum potential is expressed as a percentage of his or her annual base salary for the fiscal year. The quarterly incentive cash award target for Mr. Smith was 12.5% of his annual base salary, for Messrs. Turner and Humenesky and Mses. Leite and David was 9.375% of their respective annual base salary. The annual incentive cash award target for Mr. Smith was 50% of his annual base salary, for Messrs. Turner and Humenesky and Mses. Leite and David was 37.5% of their respective annual base salary.

Also, and as set forth in the Compensation Discussion and Analysis above, during fiscal 2011 Pier 1 Imports granted under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan long-term incentive awards to the named executive officers, other than Mr. Smith. The fiscal 2011 long-term incentive awards were comprised of restricted stock grants that were generally equally divided between time-based and performance-based shares. The time-based awards vest 33%, 33% and 34% each year over a three-year period beginning on the first anniversary of the grant date provided that the participant is employed on the vesting date. Time-based restricted stock grants for fiscal 2011 to Mr. Turner were 42,000 shares, to Ms. David were 18,000 shares, to Mr. Humenesky were 12,500 shares and to Ms. Leite were 15,500 shares. The performance-based shares vest 33% upon Pier 1 Imports satisfying the Profit Goal target established by the compensation committee for fiscal 2011 (the same measure utilized for the annual short-term incentive for fiscal 2011) and will vest 33% and 34% for each of the following two fiscal years, respectively, upon Pier 1 Imports satisfying the Profit Goal target established by the compensation committee for the respective fiscal year, provided that vesting for each fiscal year is conditioned upon the participant being employed on the date of filing of Pier 1 Imports’ annual report on Form 10-K with the SEC for the applicable fiscal year. Over each three-year performance (vesting) period, if the targeted Profit Goal is not satisfied in any fiscal year, those performance-based shares that do not vest may still vest if the sum of consecutive years’ Profit Goals equals or exceeds the sum of the individual consecutive fiscal year Profit Goal targets.

With respect to the number of performance-based shares that vest based on satisfying a targeted Profit Goal for a given fiscal year, vesting will occur pursuant to the following schedule (with interpolation between the target levels):

100% of the Profit Goal target – 100% of the shares;

96% of the Profit Goal target – 90% of the shares;

92% of the Profit Goal target – 80% of the shares;

88% of the Profit Goal target – 70% of the shares;

       84% of the Profit Goal target – 60% of the shares; and

80% of the Profit Goal target – 50% of the shares.

Performance-based restricted stock grants for fiscal 2011 to Mr. Turner were 24,000 shares, to Ms. David were 18,000 shares, to Mr. Humenesky were 12,500 shares and to Ms. Leite were 15,500 shares. The table below only includes the number of shares that will vest if the fiscal 2011 Profit Goal is achieved (33% of the total number awarded). In accordance with accounting rules, the remaining shares will have a grant date for accounting purposes during fiscal 2012 and fiscal 2013 when the Profit Goal targets for each respective fiscal year are established by the compensation committee.

The restricted stock awards granted in fiscal 2011 are eligible to receive cash dividends during the vesting period should cash dividends be paid on Pier 1 Imports’ common stock. Pier 1 Imports did not pay any cash dividends in fiscal 2011 and has not paid any cash dividends since August of 2006. On March 25, 2011, the board of directors of Pier 1 Imports determined that restricted stock awards granted on or after that date will not be eligible to receive any cash dividends paid on Pier 1 Imports’ common stock prior to vesting of the shares.

Also, and as set forth in the Compensation Discussion and Analysis above, Mr. Smith received a grant of 187,500 shares of performance-based restricted stock under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan on February 28, 2010, which vest 62,500 shares upon Pier 1 Imports satisfying the Profit Goal target established by the compensation committee for fiscal year 2011 and 62,500 shares in each of the following two fiscal years upon Pier 1 Imports satisfying the Profit Goal target established by the compensation committee for the respective fiscal year, such achievement to be determined upon the filing of Pier 1 Imports’ annual report on Form 10-K for the applicable fiscal year and, provided that for each fiscal year Mr. Smith is employed on the last day of each such fiscal year. If a Profit Goal target for a particular fiscal year is partially met, then the number of shares that could vest is adjusted as follows (with interpolation between the target levels):

100% of the Profit Goal target – 62,500 shares;

96% of the Profit Goal target – 56,250 shares;

92% of the Profit Goal target – 50,000 shares;

88% of the Profit Goal target – 43,750 shares;

       84% of the Profit Goal target – 37,500 shares; and

80% of the Profit Goal target – 31,250 shares.

Over each three-year performance (vesting) period, if the targeted Profit Goal is not satisfied in any fiscal year, those performance-based shares that do not vest may still vest if the sum of consecutive years’ Profit Goals equals or exceeds the sum of the individual consecutive fiscal year Profit Goal targets.

On April 8, 2011, Mr. Smith and Pier 1 Imports entered into amendments of Mr. Smith’s February 27, 2011 restricted stock awards (time-based and performance-based shares) to eliminate eligibility of the unvested shares to receive any cash dividends paid on Pier 1 Imports’ common stock.

The following table sets forth information relating to grants of plan-based awards during the fiscal year ended February 26, 2011 to the executive officers named above in the table included under the caption “Summary Compensation Table for the Fiscal Years Ended February 26, 2011, February 27, 2010 and February 28, 2009.”

Name	Grant Date	Meeting Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(3) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Alexander W. Smith	04/16/2010	03/26/2010	$131,250	$1,050,000	$2,100,000	–	N/A	–	–	N/A	N/A	N/A

	02/28/2010	12/15/2009	–	–	–	31,250	62,500	62,500	–	N/A	N/A	$406,250

Charles H. Turner	04/16/2010	03/26/2010	$ 43,125	$345,000	$690,000	–	N/A	–	–	N/A	N/A	N/A

	04/09/2010	03/26/2010	–	–	–	3,960	7,920	7,920	–	N/A	N/A	$ 68,429

	04/09/2010	03/26/2010	–	–	–	–	N/A	–	42,000	N/A	N/A	$362,880

Catherine David	04/16/2010	03/26/2010	$ 37,500	$300,000	$600,000	–	N/A	–	–	N/A	N/A	N/A

	04/09/2010	03/26/2010	–	–	–	2,970	5,940	5,940	–	N/A	N/A	$ 51,322

	04/09/2010	03/26/2010	–	–	–	–	N/A	–	18,000	N/A	N/A	$155,520

Gregory S. Humenesky	04/16/2010	03/26/2010	$ 30,938	$247,500	$495,000	–	N/A	–	–	N/A	N/A	N/A

	04/09/2010	03/26/2010	–	–	–	2,063	4,125	4,125	–	N/A	N/A	$ 35,640

	04/09/2010	03/26/2010	–	–	–	–	N/A	–	12,500	N/A	N/A	$108,000

Sharon M. Leite	04/16/2010	03/26/2010	$ 31,563	$260,000	$520,000	–	N/A	–	–	N/A	N/A	N/A

	04/09/2010	03/26/2010	–	–	–	2,558	5,115	5,115	–	N/A	N/A	$ 44,194

	04/09/2010	03/26/2010	–	–	–	–	N/A	–	15,500	N/A	N/A	$133,920

(1)	These columns show the potential value of the payout for each named executive officer under the quarterly and annual short-term incentive cash award described above (grant date April 16, 2010) if the threshold, target or maximum amount of the Profit Goals for fiscal 2011 is met. The calculations for the short-term incentives are based on the named executive officer’s fiscal 2011 annual base salary as of the last day of the fiscal year. The fiscal 2011 annual base salary in effect for incentive cash award calculations for Mr. Smith was $1,050,000; for Mr. Turner was $460,000; for Ms. David was $400,000; for Mr. Humenesky was $330,000; and for Ms. Leite was $330,000 for the period from February 28, 2010 through April 17, 2010 and $350,000 for the period April 18, 2010 through February 26, 2011.

(2)	These columns show the potential number of shares that will vest for each named executive officer under the performance-based restricted stock awards described above (grant date April 9, 2010, except for Mr. Smith who had a February 28, 2010 grant date) if the threshold, target or maximum amount of the fiscal 2011 Profit Goal target is met.

(3)	This column represents the aggregate grant date fair value of time-based and performance-based restricted stock awards granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For restricted stock awards, fair value is calculated using the closing price of Pier 1 Imports’ common stock on the date of grant. These amounts reflect Pier 1 Imports’ accounting expense for these awards, and do not necessarily correspond to the actual value that will be recognized by the named executive officer. For performance-based awards, the grant date fair value is based on the probable outcome of Pier 1 Imports achieving the Profit Goal target for fiscal 2011. The amounts in the table assume that the target will be met and that the maximum number of shares awarded will vest.

Outstanding Equity Awards Table for the Fiscal Year Ended February 26, 2011

The following table provides information on the current outstanding stock option and unvested restricted stock awards held by each named executive officer as of the end of fiscal 2011. Market value was determined using the closing price of Pier 1 Imports’ common stock of $9.78 (the NYSE closing price on February 25, 2011, which was the last business day of fiscal 2011).

Name	Grant Date(1)	Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)

Alexander W. Smith	02/19/2007	2,000,000				$6.6900	02/19/2017
	12/15/2009							750,000	(4)		$7,335,000
	02/28/2010											187,500	(6)	$1,833,750
Charles H. Turner	09/27/2001 09/26/2002 09/25/2003 06/28/2004 07/01/2005 06/23/2006 04/13/2007 04/11/2008	75,000 100,000 100,000 100,000 20,000 30,000 45,000 22,500	15,000 22,500		$ $ $ $ $ $ $ $	8.2600 20.3800 19.4000 17.2500 14.2500 7.5500 7.7700 7.4500	09/27/2011 09/26/2012 09/25/2013 06/28/2014 07/01/2015 06/23/2016 04/13/2017 04/11/2018
	04/11/2008 04/09/2010 04/09/2010							5,100 42,000		$ $	49,878 410,760	24,000		$234,720

Catherine David	04/09/2010 04/09/2010							18,000			$176,040	18,000		$176,040

Gregory S. Humenesky	03/03/2005 07/01/2005 06/23/2006 04/13/2007 04/11/2008	5,000 20,000 30,000 45,000 22,500	15,000 22,500		$ $ $ $ $	18.4900 14.2500 7.5500 7.7700 7.4500	03/03/2015 07/01/2015 06/23/2016 04/13/2017 04/11/2018
	04/11/2008 04/09/2010 04/09/2010							5,100 12,500		$ $	49,878 122,250	12,500		$122,250

Sharon M. Leite	08/06/2007 04/11/2008	22,500 22,500	7,500 22,500		$ $	6.2500 7.4500	08/06/2017 04/11/2018
	04/11/2008 04/09/2010 04/09/2010							5,100 15,500		$ $	49,878 151,590	15,500		$151,590

(1)	For better understanding of this table, we have included an additional column showing the accounting grant date of the stock options and restricted stock awards.

(2)	Stock options vest and become exercisable according to the following schedule:

Grant Date	Vesting
04/13/2007, 08/06/2007 and	25% per year beginning on the anniversary of grant date.
04/11/2008

(3)	Time-based restricted stock awards, other than those granted to Mr. Smith, vest according to the following schedule:

Grant Date	Vesting
04/11/2008 and 04/09/2010	33%, 33% and 34%, respectively, on each anniversary of the grant date provided that the participant is employed on the vesting date.

(4)	See footnote #1 to the “Summary Compensation Table for the Fiscal Years Ended February 26, 2011, February 27, 2010 and February 28, 2009” above for more information regarding these awards. The time-based restricted stock award granted to Mr. Smith on December 18, 2009 vests 125,000 shares per year on each of the first three anniversaries of the grant date, provided Mr. Smith is employed on such dates. The time-based restricted stock awards granted to Mr. Smith on February 28, 2010 and on February 27, 2011 and the time-based restricted stock awards to be granted to Mr. Smith on February 26, 2012 vest 62,500 shares per year on the last day of the fiscal year in which the grant occurred and on the last day of each of the following two fiscal years, provided Mr. Smith is employed on the last day of each such fiscal year.

(5)	Performance-based restricted stock awards, other than those granted to Mr. Smith, vest according to the following schedule:

Grant Date	Vesting
04/09/2010	33%, 33% and 34% upon Pier 1 Imports satisfying the Profit Goal target established by the compensation committee for fiscal 2011, 2012 and 2013, respectively, provided that the participant is employed on the date of filing of Pier 1 Imports’ annual report on Form 10-K for the applicable fiscal year.

(6)	Performance-based restricted stock awards granted to Mr. Smith vest according to the following schedule:

Grant Date	Vesting
02/28/2010	62,500 shares each year upon Pier 1 Imports satisfying the Profit Goal target established by the compensation committee for fiscal 2011, 2012 and 2013, achievement of which is determined upon the filing of Pier 1 Imports’ annual report on Form 10-K for the applicable fiscal year and provided that Mr. Smith is employed on the last day of each such fiscal year.

Option Exercises and Stock Vested Table for the Fiscal Year Ended February 26, 2011

The following table provides information for each named executive officer about (a) stock option exercises during fiscal 2011, including the number of shares acquired upon exercise and the value realized, and (b) the number of shares for which forfeiture restrictions lapse upon the vesting of time-based restricted stock awards and the value realized. In each event the value realized is before payment of any applicable withholding tax and broker commissions.

Name	Option Awards		Stock Awards(1)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Grant Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Alexander W. Smith	0	$0	12/18/2009 02/28/2010	125,000 62,500	$ $	1,286,250 611,250

Charles H. Turner	0	$0	04/11/2008 04/13/2007	4,950 4,080	$ $	42,768 34,966

Catherine David	0	$0	N/A	N/A		N/A

Gregory S. Humenesky	0	$0	04/11/2008 04/13/2007	4,950 4,080	$ $	42,768 34,966

Sharon M. Leite	0	$0	04/11/2008 08/06/2007	4,950 2,040	$ $	42,768 14,382

(1)	On December 18, 2009, Mr. Smith was granted 375,000 shares of restricted stock that vest one-third per year on each anniversary of the grant date, provided Mr. Smith is employed on the vesting date. On February 28, 2010, Mr. Smith was granted 187,500 shares of restricted stock that vest one-third per year on the last day of the fiscal year in which the grant occurred and on the last day of the following two fiscal years, provided Mr. Smith is employed on the last day of each such fiscal year. As discussed in footnote #1 to the “Summary Compensation Table for the Fiscal Years Ended February 26, 2011, February 27, 2010 and February 28, 2009” above, the December 18, 2009 and February 28, 2010 grants of time-based restricted stock have a grant date for accounting purposes of December 15, 2009. On December 18, 2010, the forfeiture restrictions lapsed on 125,000 shares with a market price of $10.29 as of that date. On February 26, 2011, the forfeiture restrictions lapsed on 62,500 shares with a market price of $9.78 as of that date. On April 11, 2008 and April 13, 2007, Messrs. Turner and Humenesky were each granted 15,000 shares and 12,000 shares, respectively, of restricted stock that vest 33%, 33% and 34% on each anniversary of the grant date provided that the participant is employed at the vesting date. On April 11, 2010, the forfeiture restrictions lapsed on 4,950 shares with a market price of $8.64 as of that date. On April 13, 2010, the forfeiture restrictions lapsed on 4,080 shares with a market price of $8.57 as of that date. On April 11, 2008 and August 6, 2007, Ms. Leite was granted 15,000 shares and 6,000 shares, respectively, of restricted stock that vest 33%, 33% and 34% on each anniversary of the grant date provided that the participant is employed at the vesting date. On April 11, 2010, the forfeiture restrictions lapsed on 4,950 shares with a market price of $8.64 as of that date. On August 6, 2010, the forfeiture restrictions lapsed on 2,040 shares with a market price of $7.05 as of that date.

Pension Benefits Table for the Fiscal Year Ended February 26, 2011

Pier 1 Imports’ named executive officers other than Mses. David and Leite participate in a plan which was adopted by Pier 1 Imports in 1995 and is known as the Supplemental Retirement Plan. The plan provides that upon death, disability, retirement, or termination of employment (including termination of employment in certain circumstances as a result of a change in control, commonly referred to as a “double-trigger”) for reasons other than cause (as defined in the plan) each participant will receive a life annuity based on an annual benefit which generally equals 60% of the participant’s highest three-year average of annual salary and bonus offset by Social Security retirement benefits. Messrs. Smith, Turner and Humenesky are each entitled to a lump-sum payment of the actuarial equivalent of their respective benefit. For the named executive officers that participate in the plan other than Mr. Smith, the annual life annuity amount cannot exceed $500,000. Mr. Smith’s benefit calculation is not subject to this limitation. For certain participants the plan also provides that in the event of disability or retirement, those participants and their dependents have the lifetime right to participate in comparable major medical and hospitalization insurance coverage as made available generally to Pier 1 Imports employees and their dependents. If the executive elects such coverage, he or she must pay a portion of the total premium. In the event of termination of employment for reasons other than cause and prior to retirement eligibility, the participant and his or her dependents have the right to participate in such comparable major medical and hospitalization insurance coverage during the 15 years immediately after the date the participant attains age 65. If the participant elects such coverage, he or she must pay the total premium associated with the coverage.

The following table shows the present value of each named executive officer’s total accumulated benefit under Pier 1 Imports’ Supplemental Retirement Plan as of the fiscal year ended February 26, 2011.

Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)

Alexander W. Smith	11.67	$6,562,422	$0

Charles H. Turner	20	$3,798,215	$0

Gregory S. Humenesky	7	$ 445,172	$0

(1)	With the exception of Mr. Smith, the number of years of credited service for plan purposes equals the years of credited vesting service as determined by Pier 1 Imports’ 401(k) plan for the participant, regardless of whether the participant is actually participating in the 401(k) plan. In all cases except Mr. Smith, the years of credited service shown equals the named executive officer’s years of employment with Pier 1 Imports. Pursuant to his initial employment agreement, Mr. Smith was entitled to participate in the Supplemental Retirement Plan so as to achieve the same level of benefit as his accrued benefit under the supplemental executive retirement plan of his former employer. Therefore, in fiscal 2008 Mr. Smith was credited with 10 years of plan participation upon enrollment in the plan and 6.67 years of credited service as of his employment date with Pier 1 Imports. The additional 6.67 years of credited service accounts for $3,750,759 of his total present value of accumulated benefit of $6,562,422. As of the end of fiscal 2011, Mr. Smith has achieved five additional years of credited service based upon his employment date.

(2)	Includes the present value of medical insurance premiums payable on behalf of Mr. Smith in the event of early retirement.

Benefits under the plan for each participant are prorated for years of credited service with Pier 1 Imports of less than 20 years. In addition, each participant becomes vested in that benefit based on years of plan participation under the following schedule:

Years of Plan Participation	Vesting Percentage
Less than 1	0%
1 but less than 2	10%
2 but less than 3	20%
3 but less than 4	30%
4 but less than 5	40%
5 but less than 6	50%
6 but less than 7	60%
7 but less than 8	70%
8 but less than 9	80%
9 but less than 10	90%
10 or more	100%

Vesting is accelerated to 100% upon an early retirement, normal retirement, termination of employment in certain circumstances as a result of a change in control (“double-trigger”) of Pier 1 Imports, or death or disability of the participant. Messrs. Smith and Turner each have more than 10 years of plan participation. Mr. Humenesky has 5 years of plan participation.

No named executive officer who participates in the plan qualifies for normal retirement under the plan, which requires a participant’s attainment of age 65. A participant qualifies for early retirement if the participant has at least 10 years of plan participation and retires at or after age 55 and before age 65. If a participant retires from Pier 1 Imports after age 55 but before age 65, the calculated benefit prior to adjustment for Social Security benefits is reduced by 5% for each year that retirement precedes age 65. Mr. Smith is eligible for early retirement.

Refer to note #6 to the Pier 1 Imports, Inc. consolidated financial statements in the 2011 Form 10-K for a discussion of the valuation method and material assumptions applied in quantifying the present value of the current accrued benefit for the plan shown in the “Pension Benefits Table for the Fiscal Year Ended February 26, 2011” above.

Non-Qualified Deferred Compensation Table for the Fiscal Year Ended February 26, 2011

The following table shows the value as of the fiscal year ended February 26, 2011 of each named executive officer’s total benefit under the non-qualified deferred compensation plans of Pier 1 Imports in which the executive participates. Pier 1 Imports’ non-qualified deferred compensation plans are:

•

Pier 1 Benefit Restoration Plan II – The Pier 1 Benefit Restoration Plan II (“BRP II”) permitted select members of management and highly compensated employees of Pier 1 Imports to defer compensation. Additionally, Pier 1 Imports recognized the value of the past and present services of employees participating in the BRP II by making matching contributions to employee deferrals plus paying interest earnings on the deferral and match amounts.

BRP II participants could defer pre-tax amounts of up to 20% of their compensation (generally W-2 earnings). Participants’ contributions and the interest earned on those contributions are fully vested. No loans are permitted. Pier 1 Imports’ matching contribution was (i) 100% of the first one percent of the participant’s compensation deferral, and (ii) 50% of the next four percent of the participant’s compensation deferral. Matching contributions and the interest earned on those contributions are subject to the same vesting requirements as Pier 1 Imports’ 401(k) retirement plan regardless of whether the participant is actually participating in the 401(k) plan. The 401(k) vesting schedule is 20% per year of service (as defined in the plan) beginning with two years of service. Participants are fully vested in Pier 1 Imports’ matching contributions plus earnings after six years of service with Pier 1 Imports.

Each participant’s deferral amount plus the Pier 1 Imports match is credited at least quarterly with an amount of interest at an annual rate equal to a daily average Moody’s Corporate Bond Index plus 1%. Over the last three fiscal years, the annual interest rates have ranged from 5.99% to 7.47%. During fiscal 2011, the interest rates were 7.47% through December 31, 2010 and 5.99% January 1, 2011 through February 26, 2011. Unless participants elect to have their account balance paid out to them in five annual installments, then upon separation from Pier 1 Imports their current balance is paid out to them in a lump-sum distribution, subject to delay as required by the deferred compensation taxation laws generally referred to as 409A.

During fiscal 2011, BRP II was closed to further deferral elections by participants. Account balances in BRP II will continue to earn interest at an annual rate as described above. Effective January 1, 2011, the Pier 1 Imports, Inc. Deferred Compensation Plan (“DCP”) described below was adopted.

•

Pier 1 Imports, Inc. Deferred Compensation Plan – The DCP permits select members of management and highly compensated employees of Pier 1 Imports to defer up to 50% of their compensation (generally W-2 earnings). Participants’ compensation deferrals and earnings on those deferrals are fully vested. No loans are permitted. Pier 1 Imports’ matching contribution is (i) 100% of the first one percent of the participant’s compensation deferral, and (ii) 50% of the next four percent of the participant’s compensation deferral. Matching contributions and the earnings on those contributions are subject to the same vesting requirements as Pier 1 Imports’ 401(k) retirement plan regardless of whether the participant is actually participating in the 401(k) plan. The 401(k) plan’s vesting schedule is 20% per year of service (as defined in the plan) beginning with two years of service. Participants are fully vested in Pier 1 Imports’ matching contributions plus earnings after six years of service with Pier 1 Imports.

Each participant may allocate their deferral amounts and Pier 1 Imports matching contributions among different deemed investment crediting options, which cover various asset classes. Participant accounts are credited with the same earnings or losses as the deemed investment crediting option and are subject to the same investment risk as an actual investment in the deemed investment crediting options. Subject to plan rules, participants may elect to have their deferral account balance paid to them while employed or after separation from Pier 1 Imports. Vested matching account balances are distributed to participants only after separation from Pier 1 Imports.

Trusts have been established for the purpose of setting aside funds to be used to settle obligations under BRP II and the DCP. The trusts’ assets are consolidated in Pier 1 Imports’ financial statements and consisted of investments aggregating $72,000 at February 26, 2011. The trusts also own and are the beneficiaries of a number of insurance policies on the lives of current and past key executives. At February 26, 2011, the cash surrender value of these policies was $4,043,000. These investments are restricted and may only be used to satisfy BRP II and DCP obligations. Contributions to the trusts are made at the discretion of the board of directors and may be made in the form of cash or other assets such as life insurance policies.

Name	Executive Contributions in Last Fiscal Year(1) ($)		Registrant Contributions in Last Fiscal Year(2) ($)		Aggregate Earnings in Last Fiscal Year ($)			Aggregate Withdrawals / Distributions ($)		Aggregate Balance at Last Fiscal Year- End(5) ($)
Alexander W. Smith BRP II DCP	$ $	92,885 12,115	$ $	27,865 3,635	$ $	5,574 64	(3) (4)	$ $	0 0	$ $	142,104 15,814

Charles H. Turner BRP II DCP	$ $	4,069 531	$ $	4,069 531	$ $	6,170 7	(3) (4)	$ $	0 0	$ $	92,557 1,069

Catherine David BRP II DCP	$ $	15,384 9,231	$ $	9,231 1,385	$ $	785 43	(3) (4)	$ $	0 0	$ $	25,400 10,659

Gregory S. Humenesky BRP II DCP	$ $	0 1,904	$ $	0 1,142	$ $	4,213 14	(3) (4)	$ $	0 0	$ $	60,329 3,060

Sharon M. Leite BRP II DCP	$ $	3,065 807	$ $	3,065 606	$ $	278 5	(3) (4)	$ $	0 0	$ $	7,172 1,418

(1)	Reflects participation by Messrs. Smith, Turner and Humenesky and Mses. David and Leite during fiscal 2011. Executive contribution amounts are included in each named executive officer’s salary amount in the table included under the caption “Summary Compensation Table for the Fiscal Years Ended February 26, 2011, February 27, 2010 and February 28, 2009” above.

(2)	Reflects Pier 1 Imports’ matching contribution credited to the account of each named executive officer. These amounts are also included as All Other Compensation in the table included under the caption “Summary Compensation Table for the Fiscal Years Ended February 26, 2011, February 27, 2010 and February 28, 2009” above.

(3)	Reflects interest earnings on compensation deferrals plus applicable matching contributions. The interest earnings shown are the total amount of interest payments accrued. See the footnotes to the table included under the caption “Summary Compensation Table for the Fiscal Years Ended February 26, 2011, February 27, 2010 and February 28, 2009” above for the above market earnings portion of these interest earnings in fiscal 2011.

(4)	Reflects the appreciation or depreciation of the deemed investment crediting options held in the participant’s DCP account.

(5)	Mr. Turner and Mr. Humenesky are fully vested in BRP II. Mr. Smith and Ms. Leite are 80% vested in BRP II matching contributions and interest earned on those contributions, and Ms. David is 40% vested.

Potential Payments upon Termination or Change in Control

The following table shows potential payments to our named executive officers under existing contracts, agreements, plans or arrangements to which they are a party for various scenarios including a change in control or termination of employment, assuming the event occurred on February 26, 2011 and, where applicable, using the closing price of Pier 1 Imports’ common stock of $9.78 (the NYSE closing price on February 25, 2011). The table below does not include normal (versus early) retirement payout information because as of February 26, 2011 none of the named executive officers who participate in Pier 1 Imports’ Supplemental Retirement Plan was eligible for normal retirement. For additional information regarding the Supplemental Retirement Plan, see the information above under the caption “Pension Benefits Table for the Fiscal Year Ended February 26, 2011.” Potential payments to our named executive officers upon termination of employment under Pier 1 Imports’ non-qualified deferred compensation arrangements are discussed above under the caption “Non-Qualified Deferred Compensation Table for the Fiscal Year Ended February 26, 2011.”

These disclosures are based on the terms and provisions of the agreements, plans and arrangements as they existed at the end of Pier 1 Imports’ fiscal 2011, and Pier 1 Imports’ interpretation of those terms and provisions at that time. One or more of the plans identified may allow the administrative committee of such plan to amend the plan or award grant agreements pursuant to the plan, subject in particular situations to certain restrictions. In such an event, the disclosures shown below would vary depending on the amendment or restriction.

In fiscal 2010, as noted in the fiscal 2010 Compensation Discussion and Analysis, Pier 1 Imports established a long-term incentive cash award under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan. The profit goals (as described in that award) for fiscal 2010 and fiscal 2011 were met and each participant has earned two-thirds of the long-term incentive cash award. All awards earned under the long-term incentive cash award are payable at the end of fiscal 2012 provided the participant is employed on such date. Under the 2006 plan, upon a corporate change (as defined in the plan) the plan’s administrative committee may, in its discretion, pay participants an amount equal to the earned portion of the long-term incentive cash award. The table below does not include potential payments of the earned two-thirds of the long-term incentive cash awards because (a) it has not been the normal policy of the administrative committee to accelerate the payment of long-term incentive awards and (b) the earned amounts are shown above in the table included under the caption “Summary Compensation Table for the Fiscal Years Ended February 26, 2011, February 27, 2010 and February 28, 2009.”

Mr. Smith’s employment agreement contains non-solicitation and non-competition terms binding Mr. Smith for one year following termination of employment. Additionally, stock option grants under the Pier 1 Imports, Inc. 1999 Stock Plan and 2006 plan (as described in the footnotes below) are subject to certain non-competition, non-solicitation and confidentiality agreements which, if violated by an optionee during employment, or within three years after termination of employment in the event of early retirement, will result in termination of the option grant.

Name	Voluntary Termination ($)		Early Retirement ($)		Voluntary Good Reason Termination ($)		Involuntary Without Cause Termination ($)		For Cause Termination ($)		Change in Control ($)		Death ($)		Disability ($)
Alexander W. Smith
Employment Agreement
Compensation/ Benefits	$0		N/A		$3,517,500	(13)	$3,517,500	(13)	$0		$3,816,321	(13)	$0		$616,875	(13)
Supplemental Retirement Plan(1)
Benefit Payment	$5,976,768		$5,976,768		$5,976,768		$5,976,768		$0		$8,978,035		$2,870,404		$13,775,562
Insurance Premiums	$585,654		$585,654		$585,654		$585,654		$0		$585,654		$0		$585,654
Restricted Stock Awards
Time-based	$0	(2)	N/A	(3)	$3,667,500	(13)	$3,667,500	(13)	$0	(2)	$0	(5)	$0	(6)	$0	(6)
Performance-based	$0	(2)	N/A	(3)	$1,833,750	(13)	$1,833,750	(13)	$0	(2)	$0	(5)	$0	(6)	$0	(6)
Charles H. Turner
Supplemental Retirement Plan(1)
Benefit Payment	$3,798,215		N/A		$3,798,215		$3,798,215		$0		$7,558,200		$2,956,285		$3,694,524
Insurance Premiums	$0		N/A		$0		$0		$0		$812,361		$0		$812,361
Restricted Stock Awards
Time-based	$0	(2)	N/A	(3)	$0	(2)	$460,638	(4)	$0	(2)	$460,638	(5)	$460,638	(6)	$460,638	(6)
Performance-based	$0	(2)	N/A	(3)	$0	(2)	$234,720	(4)	$0	(2)	$234,720	(5)	$234,720	(6)	$234,720	(6)
Stock Options	$0	(7)	N/A	(8)	$0	(7)	$0	(9)	$0	(10)	$82,575	(11)	$82,575	(12)	$82,575	(12)
Catherine David
Restricted Stock Awards
Time-based	$0	(2)	N/A	(3)	$0	(2)	$176,040	(4)	$0	(2)	$176,040	(5)	$176,040	(6)	$176,040	(6)
Performance-based	$0	(2)	N/A	(3)	$0	(2)	$0	(4)	$0	(2)	$176,040	(5)	$0	(6)	$0	(6)
Gregory S. Humenesky
Supplemental Retirement Plan(1)
Benefit payment	$445,172		N/A		$445,172		$445,172		$0		$1,265,940		$527,553		$2,422,056
Insurance Premiums	$0		N/A		$0		$0		$0		$514,413		$0		$514,413
Restricted Stock Awards
Time-based	$0	(2)	N/A	(3)	$0	(2)	$172,128	(4)	$0	(2)	$172,128	(5)	$172,128	(6)	$172,128	(6)
Performance-based	$0	(2)	N/A	(3)	$0	(2)	$0	(4)	$0	(2)	$122,250	(5)	$0	(6)	$0	(6)
Stock Options	$0	(7)	N/A	(8)	$0	(7)	$0	(9)	$0	(10)	$82,575	(11)	$82,575	(12)	$82,575	(12)
Sharon M. Leite
Restricted Stock Awards
Time-based	$0	(2)	N/A	(3)	$0	(2)	$201,468	(4)	$0	(2)	$201,468	(5)	$201,468	(6)	$201,468	(6)
Performance-based	$0	(2)	N/A	(3)	$0	(2)	$0	(4)	$0	(2)	$151,590	(5)	$0	(6)	$0	(6)
Stock Options	$0	(7)	N/A	(8)	$0	(7)	$0	(9)	$0	(10)	$78,900	(11)	$78,900	(12)	$78,900	(12)

(1)	The amounts shown for voluntary termination, voluntary good reason termination, and involuntary without cause termination represent the present value of the lump-sum amount of the actuarial equivalent of the termination benefit for each participating named executive officer, other than Mr. Smith, under the Supplemental Retirement Plan which is payable at age 65. For Mr. Smith, the amounts shown represent a lump-sum amount of the actuarial equivalent of his benefit under the plan given his eligibility for early retirement under the plan. The amount shown for change in control represents the present value of the lump-sum amount of the actuarial equivalent of the benefits for each participating named executive officer assuming the executive officer is involuntarily terminated other than for cause, or leaves the employment of Pier 1 Imports for good reason (as defined in the plan), on February 26, 2011, and that such date is within 24 months of a change in control (as defined in the plan) of Pier 1 Imports.

(2)	Generally, under grant agreements pursuant to the 2006 plan termination of employment for any reason results in a forfeiture to Pier 1 Imports of all unvested restricted stock awards. However, as discussed in footnote 13 below, all shares of Mr. Smith’s restricted stock awards granted pursuant to his employment agreement vest in the event of a voluntary good reason termination or an involuntary without cause termination. The amounts shown in the table assume that the acceleration of vesting discussed in footnote 4 or 5 below does not occur upon a voluntary termination of employment.

(3)

Under the 2006 plan the administrative committee may, in its discretion, notwithstanding the grant agreement, upon a participant’s retirement fully vest any and all Pier 1 Imports’ common stock awarded pursuant to a restricted stock award. Although the plan does not define retirement, for the purposes of this table, eligibility for early retirement assumes attainment of age 55 plus 15 years of service with Pier 1 Imports, and eligibility for normal retirement assumes age 65 regardless of years of service. These are the same parameters for early retirement and normal retirement used in Pier 1 Imports’ stock option grants. Messrs. Smith, Turner and Humenesky and Mses. David and Leite are respectively ages 58, 54, 59, 47 and 48. Although Messrs. Smith and Humenesky have attained the age of 55, they do not have 15 years of service with Pier 1 Imports to be eligible for early retirement under the above assumption.

(4)	Under the 2006 plan the administrative committee may, in its discretion, notwithstanding the grant agreement, upon termination without cause, fully vest any and all Pier 1 Imports’ common stock awarded pursuant to a restricted stock award, unless the award was granted to a “covered employee” (as defined in the applicable Treasury Regulations) and the award was designed to meet the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code. The chief financial officer, Mr. Turner, is not included as a “covered employee” under the applicable Treasury Regulations. The amount shown assumes the administrative committee fully vested any and all time-based restricted stock grants and Mr. Turner’s performance-based restricted stock grants under the 2006 plan. Value shown is the NYSE closing price on February 25, 2011 of $9.78 per share times the number of shares.

(5)	Under the 2006 plan the administrative committee may, in its discretion, upon a corporate change (as defined in the plan) fully vest any or all common stock awarded pursuant to a restricted stock award. Mr. Smith’s restricted stock awards are governed by his employment agreement and no assumption is made regarding administrative committee action fully vesting those awards. Assuming the administrative committee fully vested the other named executive officers’ restricted stock grants under the 2006 plan, then that amount is shown. Value shown is the NYSE closing price on February 25, 2011 of $9.78 per share times the number of shares.

(6)	Under the 2006 plan the administrative committee may, in its discretion, upon death or disability fully vest a restricted stock award, unless the award was granted to a “covered employee” (as defined in the applicable Treasury Regulations) and the award was designed to meet the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code. The chief financial officer, Mr. Turner, is not included as a “covered employee” under the applicable Treasury Regulations. Mr. Smith’s restricted stock awards are governed by his employment agreement and no assumption is made regarding administrative committee action fully vesting those awards. Assuming the administrative committee fully vested the other named executive officers’ time-based restricted stock grants and Mr. Turner’s performance-based restricted stock grants under the 2006 plan, then that amount is shown. Value shown is the NYSE closing price on February 25, 2011 of $9.78 per share times the number of shares.

(7)	Grants of stock options under the 1999 plan and the 2006 plan allow upon a termination of employment with the consent of Pier 1 Imports for the optionee to have until the earlier of (a) the expiration of the option term, or (b) the 91st day after the date of termination to exercise any shares vested as of the date of termination. Mr. Smith and Ms. David do not have any stock options granted under either plan. Vested stock options and their exercise prices are shown above in the table included under the caption “Outstanding Equity Awards Table for the Fiscal Year Ended February 26, 2011.”

(8)	Under the 1999 plan and the award agreements pursuant to the 2006 plan, eligibility for early retirement requires attainment of the age of 55 years, plus 15 years of service with Pier 1 Imports. Eligibility for normal retirement is attained at age 65 regardless of years of service. Under the 1999 plan and the award agreements pursuant to the 2006 plan, the vesting of all options is accelerated upon retirement. All outstanding options under the 1999 plan are fully vested. Messrs. Turner and Humenesky and Ms. Leite are respectively ages 54, 59 and 48. Although Mr. Humenesky has attained the age of 55, he does not have 15 years of service with Pier 1 Imports to be eligible for early retirement.

(9)	Upon termination of employment with the consent of Pier 1 Imports, optionees have until the earlier of (a) the expiration of the option term, or (b) the 91st day after the date of termination to exercise any shares vested as of the date of termination. Vested stock options and their exercise prices are shown above in the table included under the caption “Outstanding Equity Awards Table for the Fiscal Year Ended February 26, 2011.”

(10)	Upon termination for cause, all options terminate at the termination of employment.

(11)	Under the 2006 plan, upon a corporate change (as defined in the plan) the vesting of options may be accelerated, the options may be surrendered for a cash payment or adjusted at the discretion of the administrative committee, or the administrative committee may determine to make no changes to the options. Assuming that upon a corporate change an acceleration of the vesting of the options granted under the 2006 plan occurred, the dollar value shown is the NYSE closing price on February 25, 2011 of $9.78 less the exercise price times the number of shares that could be acquired upon exercise of the options. The exercise term would be determined by the administrative committee.

(12)	Upon the death or disability of an optionee, the options granted under the 1999 plan and the 2006 plan become fully exercisable to the extent of all unexercised shares, and may be exercised by the optionee, or, in the case of death, by the optionee’s estate, until the earlier of (a) the expiration of the option term, or (b) the first anniversary date of such death or disability. The dollar value shown is the NYSE closing price on February 25, 2011 of $9.78 less the exercise price times the number of shares that could be acquired upon exercise of the options.

(13)	If Mr. Smith’s employment ended as of the end of fiscal 2011 due to a voluntary good reason termination or an involuntary without cause termination, then pursuant to his employment agreement Mr. Smith would be entitled to receive through the term of the agreement his compensation and benefits and all restricted stock which has been granted would vest.

Under Section 4999 of the Internal Revenue Code, a termination of employment which is within one year after the date of a change in control is presumed to be, unless otherwise rebutted, an event which is closely associated with a change in control such that payments made on account of the termination of employment could be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code. The benefits payments to be made to Mr. Smith and the vesting of restricted stock occurring on account of Mr. Smith’s termination of employment, if occurring within a year of a change in control, commonly referred to as a “double trigger,” could be subject to such excise tax. Assuming the preceding, Pier 1 Imports is obligated under Mr. Smith’s employment agreement to pay Mr. Smith an additional amount such that after payment by Mr. Smith of all taxes (including the excise tax and any interest and penalties imposed on such taxes) imposed on such benefits payments, Mr. Smith retains an amount equal to the excise tax imposed on such benefits payments. A change in control of Pier 1 Imports is specifically excluded as grounds by either Pier 1 Imports or Mr. Smith to terminate the employment agreement and a change in control of Pier 1 Imports does not constitute “good reason” under that agreement.

In the event of Mr. Smith’s disability which results in termination of employment, then pursuant to his employment agreement Mr. Smith would be entitled to receive 13 weeks of compensation and benefits. After the 13-week period Mr. Smith would participate in any Pier 1 Imports short-term or long-term disability plans for which he is eligible.

A complete description of Mr. Smith’s employment agreement is described in the Compensation Discussion and Analysis above under the caption “Executive Compensation Components – Chief Executive Officer Employment Agreement.”

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding Pier 1 Imports’ equity compensation plans as of February 26, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by Shareholders
Pier 1 Imports, Inc. 1989 Employee Stock Option Plan	264,000	$19.40	–
Pier 1 Imports, Inc. 1999 Stock Plan	3,452,125	$16.76	–
Pier 1 Imports, Inc. 2006 Stock Incentive Plan	1,494,025	$7.49	4,395,127	(1)
Pier 1 Imports, Inc. Stock Purchase Plan	–	–	4,280,905
Equity compensation plans not approved by Shareholders(2)	2,000,000	$6.69	–
Total:	7,210,150	$12.14	8,676,032

(1)	As of April 29, 2011, the plan had 3,661,504 shares available for issuance.

(2)	Equity compensation plans not approved by shareholders represent the employment inducement stock option awards granted to Mr. Smith on February 19, 2007.

OTHER BUSINESS

Pier 1 Imports does not plan to act on any matters at the meeting other than those described in this proxy statement. If any other business should properly come before the meeting, the persons named in the proxy will vote as described above under the question “Could other matters be decided at the annual meeting?”.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

To be included in the proxy statement relating to the 2012 annual meeting of shareholders, shareholder proposals made pursuant to SEC Rule 14a-8 must be received by Pier 1 Imports’ corporate secretary no later than 5:00 p.m., local time, January 17, 2012.

In order to bring a matter before the 2012 annual meeting of shareholders that is not contained in the proxy statement, a shareholder must comply with the shareholder criteria, advance notice, shareholder information and other provisions of Pier 1 Imports’ bylaws governing shareholders bringing matters before the annual meeting. Pier 1 Imports’ bylaws require that it receive written notice of the matter in proper form with the requisite materials and information no earlier than February 29, 2012, and no later than March 30, 2012. You may contact Pier 1 Imports’ corporate secretary to find out what specific information regarding the matter must be included with the advance notice.

YOUR VOTE IS IMPORTANT

You are encouraged to let us know your preferences by voting on the Internet or by telephone, or, should you request one, by completing and returning a proxy card or voting instruction form.

Michael A. Carter

Senior Vice President and General Counsel,

Secretary

May 16, 2011

Driving Directions

for the

Pier 1 Imports, Inc.

Annual Meeting of Shareholders

at

Pier 1 Imports, Inc.’s Corporate Headquarters

at

10:00 a.m., local time

on

June 28, 2011

Reminder: You must present your admission documents as described above under the question “Do I need an admission ticket to attend the annual meeting?” at the admissions table in order to attend the Pier 1 Imports, Inc. Annual Meeting of Shareholders. Doors will open at 9:00 a.m., local time.

Below are directions to Pier 1 Imports’ corporate headquarters located at 100 Pier 1 Place / 100 Energy Way, Fort Worth, Texas from various locations in the surrounding area.

From DFW Airport:

•	Take the south exit from the airport.
•	After passing through the tollgate, take Hwy. 183 west to Fort Worth. (Follow signs to Fort Worth.)
•	Hwy. 183 will merge with Hwy. 121.
•	Stay on Hwy. 121 to downtown Fort Worth.
•	Take the Belknap exit.
•	Belknap will split into Summit Ave. (left) and Forest Park Blvd. (right). Merge LEFT onto Summit Ave.
•	Go through the light and take an immediate RIGHT into Pier 1 Imports. Follow directions for parking.

From Downtown Dallas:

•	Take I-30 west from I-35E intersection.
•	After approximately 30 miles, take the Summit Ave. exit.
•	Turn RIGHT on Summit Ave. Continue for approximately 1/2 mile.
•	Turn LEFT on 5th Street.
•	Turn RIGHT into Pier 1 Imports. Follow directions for parking.

From North Dallas:

•	Take I-635 (LBJ Freeway) west to Hwy. 121.
•	Go south on Hwy. 121.
•	Follow signs to downtown Fort Worth.
•	Take the Belknap exit.
•	Belknap will split into Summit Ave. (left) and Forest Park Blvd. (right). Merge LEFT onto Summit Ave.
•	Go through the light and take an immediate RIGHT into Pier 1 Imports. Follow directions for parking.

From West Fort Worth:

•	Take I-30 East.
•	Take the Summit Ave. exit and turn LEFT on Summit Ave. Continue for approximately 1/2 mile.
•	Turn LEFT on 5th Street.
•	Turn RIGHT into Pier 1 Imports. Follow directions for parking.

Parking will be available on a first-come, first-served basis.

If you have any further questions about attending the meeting, please call our Investor Relations Department at (817) 252-7835 or toll-free at (888) 807-4371.

PIER 1 IMPORTS, INC.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET http://www.proxyvoting.com/pir Use the Internet to vote your shares. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your shares. Have your proxy card in hand when you call.

If you vote your shares by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

98862	Fulfillment 98880
▼ FOLD AND DETACH HERE ▼

The board of directors recommends a vote “FOR” the election of each of the nominees in Proposal No. 1 as a director, “FOR”

Proposal Nos. 2, 3 and 5, and for a frequency of “EVERY YEAR” on Proposal No. 4.

Please mark your votes as	☒
indicated in this example

Proposal No. 1 – Election of Directors.

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.1	Claire H.	☐	☐	☐	1.5	Brendan L.	☐	☐	☐
	Babrowski					Hoffman
1.2	John H.	☐	☐	☐	1.6	Terry E.	☐	☐	☐
	Burgoyne					London
1.3	Hamish A.	☐	☐	☐	1.7	Alexander	☐	☐	☐
	Dodds					W. Smith
1.4	Michael R.	☐	☐	☐	1.8	Cece Smith	☐	☐	☐
	Ferrari

Proposal No. 2 –

The approval of the material terms of the performance goals under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan for the purposes of compensation deductibility under Section 162(m) of the Internal Revenue Code.

							☐	☐	☐

			FOR	AGAINST	ABSTAIN

Proposal No. 3 –

A non-binding, advisory vote approving the compensation of Pier 1 Imports’ named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the proxy statement under the caption “Executive Compensation.”

			☐	☐	☐
		EVERY YEAR	EVERY OTHER YEAR	EVERY THREE YEARS	ABSTAIN
Proposal No. 4 –	A non-binding, advisory vote regarding the frequency of future voting on the compensation of Pier 1 Imports’ named executive officers.	☐	☐	☐	☐
			FOR	AGAINST	ABSTAIN
Proposal No. 5 –	The ratification of the audit committee’s approval to engage Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm for fiscal 2012.		☐	☐	☐

NOTE:

In their discretion, the proxies are authorized to vote, as described in the proxy statement, upon any other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

Mark Here for	☐
Address Change
or Comments
SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

ADMISSION TICKET

Pier 1 Imports, Inc.

Annual Meeting of Shareholders

Tuesday, June 28, 2011 – 10:00 a.m. local time

Pier 1 Imports

Corporate Headquarters

Mezzanine Level, Conference Center Room C

100 Pier 1 Place

Fort Worth, Texas 76102

If you plan to attend the meeting in person, please bring this ADMISSION TICKET with you to the meeting. Directions to Pier 1 Imports’ corporate headquarters are located on the last page of the proxy statement.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Shareholders Meeting to be held on June 28, 2011. You can view the Annual Report, Form 10-K and Proxy Statement on the Internet at: http://www.proxyvoting.com/pir

▼  FOLD AND DETACH HERE  ▼

PIER 1 IMPORTS, INC.

100 Pier 1 Place, Fort Worth, Texas 76102

PROXY

The board of directors solicits this proxy for use at the Annual Meeting of Shareholders on June 28, 2011.

The shareholder whose signature appears on the reverse side of this proxy card hereby appoints MICHAEL R. FERRARI, BRUCE A. CHEATHAM and MICHAEL A. CARTER, and any of them, proxy or proxies with full power of substitution and revocation as to each of them, to represent and to vote as set forth on this proxy card or as directed by telephone or Internet all the shares of the common stock of Pier 1 Imports, Inc. held of record by the shareholder on April 29, 2011, at the Annual Meeting of Shareholders to be held at 10:00 a.m. local time on June 28, 2011 at Pier 1 Imports’ corporate headquarters, Mezzanine Level, Conference Center Room C, 100 Pier 1 Place, Fort Worth, Texas 76102, or any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in the manner directed by the shareholder. If no direction is made, this proxy will be voted “FOR” the election of each of the nominees in Proposal No. 1 as a director, “FOR” Proposal Nos. 2, 3 and 5, and for a frequency of “EVERY YEAR” on Proposal No. 4, and in their discretion, the proxies are authorized to vote, as described in the proxy statement, upon any other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the board of directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card or vote by telephone or the Internet.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	98862	Fulfillment 98880